UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Clearwater Analytics Holdings, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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777 W. Main Street
Suite 900
Boise, Idaho 83702
November 19, 2024
Dear Clearwater Analytics Holdings Stockholder:
You are invited to attend a special meeting (such meeting, including any adjournment or postponement thereof, the “special meeting”) of the stockholders of Clearwater Analytics Holdings, Inc. (“Clearwater” or the “Company”) to be held on Friday, December 20, 2024, at 2:30 p.m. Eastern Time. The special meeting will be conducted virtually. In order to attend the special meeting, you must register in advance by Wednesday, December 18, 2024, at 5:00 p.m. Eastern Time at www.proxydocs.com/CWAN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will also permit you to submit questions.
On November 4, 2024, the Company entered into Amendment No. 1 to the Tax Receivable Agreement (the “Amendment”) by and among (i) the Company, (ii) CWAN Holdings, LLC (“OpCo”) and (iii) certain investment vehicles affiliated with the firm Welsh, Carson, Anderson & Stowe (“Welsh Carson”), certain investment vehicles affiliated with the firm Permira Advisers LLC (“Permira”) and certain investment vehicles affiliated with the firm Warburg Pincus LLC (“Warburg Pincus” and, together with Welsh Carson and Permira, the “Principal Equity Owners”), which amends the Tax Receivable Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “TRA”), dated as of September 28, 2021, by and among the Company, OpCo and the affiliates of the Principal Equity Owners and other entities party thereto as TRA Parties (as defined in the TRA).
Pursuant to the Amendment, the TRA will be amended to provide for the payment of one-time settlement payments (each, a “Settlement Payment” and collectively, the “Settlement Payments”) in a gross amount of approximately $72.5 million, inclusive of approximately $69.2 million to be paid to the TRA Parties (net of the TRA Bonus Payments) and approximately $3.3 million in cash bonus payments (the “TRA Bonus Payments”) to be paid to certain executive officers of the Company pursuant to Tax Receivable Agreement Bonus Letters, each dated as of September 28, 2021, by and among the Company and such executive officers (the “TRA Bonus Recipients”) which TRA Bonus Payments are triggered under the TRA Bonus Agreements by the payment of the Settlement Payments to the TRA Parties, as consideration for the complete and full termination of the Company’s payment obligations (past, current and future) under the TRA and the relinquishing of all payment rights (past, current and future) of the TRA Parties under the TRA (the payment of the Settlement Payments and the consummation of the other transactions contemplated by the Amendment, including the payment of TRA Bonus Payments, the “TRA Buyout”). The aggregate amount of Settlement Payments is inclusive of $28.8 million in TRA liabilities reported on the Company’s balance sheet as of September 30, 2024.
Upon the payment of the Settlement Payments, the TRA Parties will have no further rights to receive payments (past, current or future) under the TRA and the Company will have no further payment obligations (past, current or future) to the TRA Parties under the TRA. The affiliates of the Principal Equity Owners who are TRA Parties collectively beneficially own approximately 70% of the combined voting power of all of the Company’s outstanding common stock as of November 18, 2024.
The Company believes that adopting the Amendment and consummating the TRA Buyout will result in a number of benefits to the Company and its stockholders (including its Unaffiliated Stockholders (as defined below)), at a cost that is only $43.7 million more than the $28.8 million in TRA liabilities reported on the Company’s balance sheet as of September 30, 2024. We believe that the benefits to the Company include:
•generating significant savings equal to 29% (approximately $29 million) of estimated aggregate payment of at least $102 million that would otherwise be payable under the TRA over the next five years;
•generating significant savings equal to 88% (approximately $542 million) of the Company’s estimated total possible TRA liability of $614 million for the quarter ended September 30, 2024;
•positively impacting the Company’s operating cash flows and potentially the Company’s valuation and general investor sentiment on the Company’s future performance;
•enhancing the Company’s ability to complete strategic transactions; and
•providing greater certainty to the Company and its shareholders around the Company’s future financial performance.
At the special meeting, you will be asked to approve the adoption of the Amendment and the approval of the TRA Buyout and the other transactions contemplated by the Amendment. We believe that it is advisable to pursue the TRA Buyout at this time while certain of the TRA Parties hold significant equity stakes in Clearwater, which would mean that such TRA Parties would benefit from any potential upside in the Company’s equity and be more inclined to agree to terms of the Amendment and the TRA Buyout that are more favorable to the Company than they otherwise would, which may not be the case in the future.
The special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), consisting solely of independent and disinterested members of the Board who are independent of, and not affiliated with, the Principal Equity Owners or their respective affiliates, carefully reviewed and considered the Amendment in consultation with the Special Committee’s legal, financial and tax advisors. The Special Committee unanimously (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and declared it advisable, to enter into the Amendment to provide for Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the TRA and the Amendment; (ii) recommended that the Board declare that the Amendment is advisable, fair to and in the best interests of the Company and Unaffiliated Stockholders and approve the Amendment and (iii) recommended that the Board submit the Amendment to the Unaffiliated Stockholders entitled to vote thereon for adoption thereby and recommend that such stockholders adopt the Amendment.
The Board, acting upon the recommendation of the Special Committee, unanimously (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and declared it advisable, to enter into the Amendment to provide for, among other things, Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the Amendment; (ii) approved and adopted the Amendment and approved the execution and delivery of the Amendment by the Company, and the performance by the Company of its covenants and other obligations thereunder; and (iii) recommended that the Unaffiliated Stockholders adopt the Amendment and directed that such matter be submitted for consideration by the stockholders of the Company at the special meeting.
All holders of the Company’s common stock as of the record date (which includes both Unaffiliated Stockholders and stockholders who are not Unaffiliated Stockholders) are entitled to vote on the proposal to adopt and approve the Amendment (the “Amendment Proposal”). However, the approval of the Amendment Proposal requires the affirmative vote of Unaffiliated Stockholders representing a majority of the outstanding shares of the Company’s common stock held by Unaffiliated Stockholders, which we refer to as the approval of the “majority of the Unaffiliated Stockholders,” assuming a quorum is present. “Unaffiliated Stockholders” refers to the stockholders of the Company, other than (i) the TRA Parties; (ii) any members of the Board who are employees of a TRA Party or its affiliates; (iii) any “officer” of the Company (as defined in Rule 16a-1 of the Securities Exchange Act of 1934,

as amended (the “Exchange Act”)) and, without duplication, any TRA Bonus Recipient (as defined herein); and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (each, as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing.
You will also be asked to vote at the special meeting on one or more proposals to adjourn the special meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Amendment Proposal (the “Adjournment Proposal”). The Adjournment Proposal requires the affirmative vote by the holders of a majority in voting power of the shares of common stock of the Company (which includes both Unaffiliated Stockholders and stockholders who are not Unaffiliated Stockholders), present virtually or by proxy and entitled to vote at the special meeting, whether or not a quorum is present.
The Amendment and the TRA Buyout have been unanimously approved and recommended by the Special Committee of the Company’s independent and disinterested directors who are independent of, and not affiliated with, the Principal Equity Owners or their respective affiliates. The Board, by a unanimous vote of the Company’s directors, recommends that you vote “FOR” the Amendment Proposal and “FOR” the Adjournment Proposal.
Your vote is very important. The Amendment and the TRA Buyout cannot be completed unless a majority of the Unaffiliated Stockholders approve the Amendment Proposal. A failure to vote your shares of common stock “FOR” the Amendment Proposal will have the same effect as a vote “AGAINST” the Amendment Proposal.
Therefore, whether or not you expect to attend the special meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope or submit your proxy using the telephone or Internet procedures that may be provided to you. If you attend the special meeting and vote online during the special meeting, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of common stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
The effectiveness of the Amendment and the consummation of the TRA Buyout is subject to the satisfaction or waiver, to the extent permitted by applicable law, of certain conditions set forth in the Amendment, including the approval of the Amendment Proposal by a majority of the Unaffiliated Stockholders (which condition shall not be waivable) and an absence of regulatory orders or laws prohibiting the effectiveness of the Amendment.
The accompanying proxy statement provides you with more detailed information about the special meeting, the Amendment and the transactions contemplated by it. A copy of the Amendment is attached as Annex A to the accompanying proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Amendment and the documents referred to or incorporated by reference in this proxy statement. You may also obtain additional information about the Company from other documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, you should read the “Risk Factors” section beginning on page 14 in our annual report on Form 10-K for the year ended December 31, 2023, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in this proxy statement, for risks relating to our business and for a discussion of the risks that you should consider in evaluating the proposed transaction and how it may affect you.
If you have any questions or need assistance voting your shares of common stock, please contact D.F. King & Co. Inc., the Company’s proxy solicitor in connection with the special meeting:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(888) 628-8208 (toll free)
(212) 269-5550 (call collect)

Email: CWAN@dfking.com

Thank you in advance for your cooperation and continued support.
Sincerely,
/s/ Sandeep Sahai
Sandeep Sahai
Chief Executive Officer
The accompanying proxy statement is dated November 19, 2024, and, together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders on or about November 19, 2024.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRA BUYOUT, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR THE TRANSACTIONS CONTEMPLATED BY IT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

777 W. Main St.,
Suite 900
Boise, ID. 83702
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 20, 2024
Virtual Meeting Only - No Physical Meeting Location
Dear Clearwater Analytics Holdings Stockholder:
You are cordially invited to attend a special meeting (such meeting, including any adjournment or postponement thereof, the “special meeting”) of the stockholders of Clearwater Analytics Holdings, Inc. (“Clearwater,” the “Company,” “our,” “us” or “we”) to be held virtually, on Friday, December 20, 2024, at 2:30 p.m. Eastern Time. The special meeting will be held for the following purposes:
1.to consider and vote on a proposal to adopt and approve Amendment No. 1 to the Tax Receivable Agreement, dated November 4, 2024 (the “Amendment”), by and among (i) the Company, (ii) CWAN Holdings, LLC (“OpCo”) and (iii) certain investment vehicles affiliated with the firm Welsh, Carson, Anderson & Stowe (“Welsh Carson”), certain investment vehicles affiliated with the firm Permira Advisers LLC (“Permira”) and certain investment vehicles affiliated with the firm Warburg Pincus LLC (“Warburg Pincus” and, together with Welsh Carson and Permira, the “Principal Equity Owners”), a copy of which is attached as Annex A to the accompanying proxy statement, pursuant to which, among other things, the Tax Receivable Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “TRA”), dated as of September 28, 2021, by and among the Company, OpCo and the affiliates of the Principal Equity Owners and other entities party thereto as TRA Parties (as defined in the TRA), will be amended to provide for the payment of one-time settlement payments (each, a “Settlement Payment” and collectively, the “Settlement Payments”) in a gross amount of approximately $72.5 million, inclusive of approximately $69.2 million to be paid to the TRA Parties (net of the TRA Bonus Payments) and approximately $3.3 million in cash bonus payments (the “TRA Bonus Payments”) to be paid to certain executive officers of the Company pursuant to Tax Receivable Agreement Bonus Letters, each dated as of September 28, 2021, by and among the Company and such executive officers (the “TRA Bonus Recipients”) which TRA Bonus Payments are triggered under the TRA Bonus Agreements by the payment of the Settlement Payments to the TRA Parties, as consideration for the complete and full termination of the Company’s payment obligations (past, current and future) under the TRA and the relinquishing of all payment rights (past, current and future) of the TRA Parties under the TRA (the “Amendment Proposal”); and
2.to consider and vote on one or more proposals to adjourn the special meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Amendment Proposal (the “Adjournment Proposal”).
These items of business are more fully described in the proxy statement of which this notice forms a part.
The TRA Parties include, among others, affiliates of the Principal Equity Owners who collectively beneficially own approximately 70% of the combined voting power of all of the Company’s outstanding common stock as of November 18, 2024. All holders of the Company’s common stock as of the Record Date (which includes both Unaffiliated Stockholders and stockholders who are not Unaffiliated Stockholders) are entitled to vote on the Amendment Proposal. However, the affirmative vote of the Unaffiliated Stockholders representing a majority of the outstanding shares of the Company’s common stock held by Unaffiliated Stockholders, which we refer to as the approval of the “majority of the Unaffiliated Stockholders,” is necessary for the approval of the Amendment Proposal. “Unaffiliated Stockholders” refers to the stockholders of the Company, other than (i) the TRA Parties; (ii) any members of the Board who are employees of a TRA Party or its affiliates; (iii) any “officer” of the Company (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and, without duplication, any TRA Bonus Recipient (as defined herein); and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (each, as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing. The Adjournment Proposal requires the affirmative vote by the holders of a majority in voting power of the shares of common stock of the Company (which includes both Unaffiliated Stockholders and stockholders who are not Unaffiliated Stockholders), present virtually or by proxy and entitled to vote at the special meeting, whether or not a quorum is present.
The record date for the special meeting is November 18, 2024. Only stockholders of record of the Company’s outstanding common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and act on such stockholder’s behalf.
The Amendment and the TRA Buyout have been unanimously approved and recommended by the Special Committee of the Company’s independent and disinterested directors who are independent of, and not affiliated with, the Principal Equity Owners or their respective affiliates. The Board, by a unanimous vote of the Company’s directors, recommends that you vote “FOR” the Amendment Proposal and “FOR” the Adjournment Proposal.
Your vote is very important. The Amendment and the TRA Buyout cannot be completed unless a majority of the Unaffiliated Stockholders approve the Amendment Proposal. A failure to vote your shares of common stock “FOR” the Amendment Proposal will have the same effect as a vote “AGAINST” the Amendment Proposal.
Therefore, whether or not you expect to attend the special meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope or submit your proxy using the telephone or Internet procedures that may be provided to you. If you attend the special meeting and vote online during the special meeting, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of common stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
The proxy statement of which this notice forms a part provides a detailed description of the Amendment and the TRA Buyout. We encourage you to carefully read the entire proxy statement and its annexes, including the Amendment and the documents referred to or incorporated by reference in this proxy statement. If you have any questions concerning the TRA Buyout or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of common stock, please contact Clearwater’s proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(888) 628-8208 (toll free)
(212) 269-5550 (call collect)
Email: CWAN@dfking.com
By Order of the Board of Directors,
/s/ Alphonse Valbrune

ALPHONSE VALBRUNE
Chief Legal Officer and Corporate Secretary
Boise, Idaho
November 19, 2024
The accompanying proxy statement is dated November 19, 2024, and, together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders on or about November 19, 2024.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRA BUYOUT, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR THE TRANSACTIONS CONTEMPLATED BY IT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

Summary	1
Questions and Answers	8
Special Factors	14
The Amendment	38
Cautionary Statement Concerning Forward-Looking Information	40
Parties to the Amendment	41
The Special Meeting	43
The Amendment (The Amendment Proposal — Proposal 1)	48
Adjournment of the Special Meeting (The Adjournment Proposal — Proposal 2)	49
Security Ownership Of Certain Beneficial Owners And Management	50
Incorporation of Certain Documents by Reference	54
Future Stockholder Proposals	55
Where You Can Find More Information	56
Annex A – Amendment	A-1
Annex B – Opinion of Moelis & Company LLC	B-1

CERTAIN DEFINED TERMS
Unless stated otherwise, whenever used in this proxy statement, the following terms have the meanings set forth below:

“Adjournment Proposal” means one or more proposals to adjourn the special meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the special meeting.
“Amendment” means Amendment No. 1 to the Tax Receivable Agreement, dated November 4, 2024, by and among the Company, CWAN Holdings, LLC (“OpCo”) and certain investment vehicles affiliated with the firms Welsh, Carson, Anderson & Stowe, Permira Advisers LLC and Warburg Pincus LLC.
“Amendment Proposal” means the proposal to adopt and approve the Amendment, pursuant to which, among other things, the TRA will be amended to provide for the payment of the Settlement Payments in the gross amount of approximately $72.5 million, inclusive of approximately $69.2 million to be paid to the TRA Parties (net of the TRA Bonus Payments (as defined below)) and approximately $3.3 million in TRA Bonus Payments to be paid to the TRA Bonus Recipients (as defined below), as consideration for the complete and full termination of the Company’s payment obligations (past, current and future) under the TRA and the relinquishing of all payment rights (past, current and future) of the TRA Parties under the TRA.
“Board” means the board of directors of the Company.
“Clearwater,” the “Company,” “we,’ “us” or “we” means Clearwater Analytics Holdings, Inc.
“common stock” refers, collectively, to the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), Class C Common Stock, par value $0.001 per share (the “Class C Common Stock”) and Class D Common Stock, par value $0.001 per share (the “Class D Common Stock”).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“LLC Units” means the limited liability company units of OpCo.
“majority of the Unaffiliated Stockholders” means a majority of the outstanding shares of the Company’s common stock held by Unaffiliated Stockholders, whose affirmative vote is necessary to approve the Amendment Proposal.
“Moelis” means Moelis & Company LLC, the financial advisor to the special committee.
“Principal Equity Owners” means certain investment vehicles affiliated with the firm Welsh, Carson, Anderson & Stowe (“Welsh Carson”), certain investment vehicles affiliated with the firm Permira Advisers LLC (“Permira”) and certain investment vehicles affiliated with the firm Warburg Pincus LLC (“Warburg Pincus”).
“SEC” means the United States Securities and Exchange Commission.
“Settlement Payments” means the one-time settlement payments to be paid in connection with the TRA Buyout, including to the TRA Parties and to the TRA Bonus Recipients.
“Special Committee” means a committee established by the Board consisting solely of independent and disinterested members of the Board who are independent of, and not affiliated with, the Principal Equity Owners or their respective affiliates.
“special meeting” means the special meeting of the stockholders of Clearwater to be held on Friday, December 20, 2024, at 2:30 p.m. Eastern Time (including any adjournment or postponement thereof).

“TRA” means that certain Tax Receivable Agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of September 28, 2021, by and among the Company, OpCo and the TRA Parties.
“TRA Bonus Agreements” means, collectively, the Tax Receivable Agreement Bonus Letters, each dated as of September 28, 2021, by and among the Company and certain of its executive officers.
“TRA Bonus Payments” means the cash bonus payments to be paid to the TRA Bonus Recipients as a result of the Settlement Payments to be paid to the TRA Parties in connection with the TRA Buyout.
“TRA Bonus Recipients” means certain executive officers of the Company party to the TRA Bonus Agreements.
“TRA Buyout” means the payment of the Settlement Payments and the consummation of the other transactions contemplated by the Amendment, including the payment of the TRA Bonus Payments.
“TRA Parties” has the meaning ascribed thereto in the TRA.
“TRA Party Representative” refers to an affiliate of Welsh Carson that serves as the TRA Party Representative under the terms of the TRA and the Amendment.
“TRA tax attributes” has the meaning ascribed thereto in the section titled "Special Factors—Opinion of Moelis & Company LLC.”
“Unaffiliated Stockholders” refers to the stockholders of the Company, other than (i) the TRA Parties; (ii) any members of the Board who are employees of a TRA Party or its affiliates; (iii) any “officer” of the Company (as defined in Rule 16a-1 of the Exchange Act) and, without duplication, any TRA Bonus Recipient; and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (each, as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing. As of November 18, 2024, the Unaffiliated Stockholders collectively owned approximately 28% of the combined voting power and approximately 79% of the combined economic rights of the Company’s outstanding common stock.

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the Amendment, the TRA Amendment or the other transactions contemplated by the Amendment that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 56.
Introduction
On September 28, 2021, in connection with its initial public offering (“IPO”), Clearwater entered into (i) the TRA with OpCo and the TRA Parties, which provides for cash payments by Clearwater to the TRA Parties of 85% of tax benefits, if any, that Clearwater actually realizes, or, in some circumstances, is deemed to realize, as a result of TRA tax attributes and (ii) the TRA Bonus Agreements. The payments under the TRA extend into the future, with the duration of such payments dependent on Clearwater’s future earnings.
Following discussions among the Company’s Board, the special committee, management, the TRA Party Representative and their respective independent advisors, on November 4, 2024, the Company entered into Amendment No. 1 to the Tax Receivable Agreement by and among (i) the Company, (ii) OpCo and (iii) certain investment vehicles affiliated with the Principal Equity Owners, pursuant to which the TRA will be amended to provide for the payment of one-time Settlement Payments in the gross amount of approximately $72.5 million, inclusive of approximately $69.2 million to be paid to the TRA Parties (net of the TRA Bonus Payments) and approximately $3.3 million in TRA Bonus Payments to be paid to the TRA Bonus Recipients, which TRA Bonus Payments are triggered under the TRA Bonus Agreements by the payment of the Settlement Payments to the TRA Parties, as consideration for the complete and full termination of the Company’s payment obligations (past, current and future) under the TRA and the relinquishing of all payment rights (past, current and future) of the TRA Parties under the TRA.
The Company believes that adopting the Amendment and consummating the TRA Buyout will result in a number of benefits to the Company and its stockholders (including its Unaffiliated Stockholders), including the following benefits:
•Significant savings: The aggregate amount of Settlement Payments to be paid in connection with the TRA Buyout is expected to be approximately $29 million less than, or a 29% discount to, the estimated aggregate payment of at least $102 million that would otherwise be payable under the TRA and the TRA Bonus Agreements over the next five years, based on the Company’s internal projections. Additionally, the aggregate amount of Settlement Payments is expected to be approximately $542 million less than, or an 88% discount to, the Company’s estimated total possible TRA liability, inclusive of bonus payments under the TRA Bonus Agreements, of $614 million as of September 30, 2024.
•Enhanced cash flows and potentially positively impacting valuation and investor sentiment: The adoption of the Amendment and the consummation of the TRA Buyout will result in the elimination of all future obligations of the Company to make payments under the TRA. Following the payment of the Settlement Payments, the Company will still have significant cash on its balance sheet. The TRA Buyout is expected to positively impact the Company’s cash flows, and potentially positively impact valuation and investor sentiment towards the Company’s future performance.
•Improved flexibility to execute strategic opportunities: Terminating the Company’s future obligations under the TRA will eliminate the need to record a large liability when, or if, the Company were to release the valuation allowance currently maintained on deferred tax assets. By eliminating the potential to record the liability, we believe the Company has greater ability to complete strategic transactions and provide shareholders greater certainty around the Company’s future financial performance.
Background of the Amendment and the TRA Buyout (page 14)
A description of the background of the Amendment and the TRA Buyout, including the Special Committee’s discussions with its independent advisors and Company management, is included in the section of this proxy statement entitled “Special Factors—Background of the Amendment and the TRA Buyout.”
Reasons for the Amendment; Recommendation of the Special Committee and the Board (page 21)
The Special Committee carefully reviewed and considered the Amendment in consultation with the Special Committee’s legal, financial and tax advisors and the Special Committee unanimously: (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and declared it advisable, to enter into the Amendment to provide for Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the TRA and the Amendment; (ii) recommended that the Board declare that the Amendment is advisable, fair to and in the best interests of the Company and Unaffiliated Stockholders and approve the Amendment and (iii) resolved to recommend that the Board submit the Amendment to the Unaffiliated Stockholders entitled to vote thereon for adoption thereby and recommended that such stockholders adopt the Amendment. Accordingly, the Special Committee recommends that stockholders vote “FOR” adoption of the Amendment at the special meeting.
Upon the unanimous recommendation of the Special Committee, the Board unanimously: (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders and declared it advisable, to enter into the Amendment to provide for, among other things, Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the Amendment; (ii) approved and adopted the Amendment and approved the execution and delivery of the Amendment by the Company, the performance by the Company of its covenants and other obligations thereunder; and (iii) resolved to recommend that the Unaffiliated Stockholders adopt the Amendment and directed that such matter be submitted for consideration by such stockholders at the special meeting. Accordingly, the Board recommends that stockholders vote “FOR” adoption of the Amendment at the special meeting.
The Special Committee and the Board considered a number of positive reasons to support the Amendment including, among others: the significant savings to the Company, the elimination of the Company’s continuing obligations under the TRA, the Company’s strong current cash position, the belief that the terms of the Amendment include the most favorable terms to the Unaffiliated Stockholders to which the TRA Party Representative would be willing to agree, the elimination of uncertainty around the amount and duration of potential TRA payments, the potentially negative impact of existing TRA obligations on the Company’s ability to access debt financing and/or execute other strategic transactions and the fact that the TRA Parties currently hold significant equity stakes in the Company, which would mean that they would benefit from any potential upside in the Company’s equity and therefore be incentivized to agree to terms that are more favorable to the Company than they otherwise would, which may not be the case in the future.
For a full description of the material factors considered by the Special Committee and by the Board in deciding to recommend approval of the proposal to adopt the merger agreement, see the section of this proxy statement entitled “Special Factors—Reasons for the Amendment; Recommendation of the Special Committee and the Board.”
The Amendment (page 37)
A summary of the material provisions of the Amendment, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement, is described in the section of this proxy statement entitled “The Amendment,” beginning on page 37. Among other things, the Amendment includes the following terms:

•Upon the effectiveness of the Amendment, the TRA shall be amended to provide that, among other things, from and after the date the Amendment Proposal is approved by the affirmative vote of a majority of the Unaffiliated Stockholders, (i) the Company shall have the obligation to pay each TRA Party their respective Settlement Payment as set forth in the Amendment no later than ten business days after the delivery by such TRA Party of a countersigned TRA termination and release (the “Termination and Release”) in the form attached to the Amendment; and (ii) the Company’s sole and exclusive payment obligations under the TRA will be to pay each TRA party their respective Settlement Payment and the Company will have no further payment obligations (past, current or future) to the TRA Parties under the TRA upon the payment of all Settlement Payments as set forth in the Amendment.
•The effectiveness of the Amendment is conditioned on the satisfaction or, to the extent permitted by applicable law and solely for the condition set forth in clause (ii), waiver of the following conditions: (i) the approval of the Amendment Proposal by the affirmative vote of a majority of the Unaffiliated Stockholders and (ii) no governmental authority having jurisdiction over the TRA or the Company having issued any order or other action that is in effect restraining, enjoining or otherwise prohibiting the effectiveness of the Amendment and no applicable law being in effect which makes the effectiveness of the Amendment illegal or otherwise prohibited.
•Pursuant to the Amendment, the Company is required to hold the special meeting to seek the approval of the Amendment Proposal and prepare the proxy statement in relation thereto. The Company and the TRA Party Representative have agreed to cooperate in the preparation and filing of this proxy statement and any necessary amendments or supplements thereto, and will use their respective reasonable best efforts to resolve all SEC comments with respect to this proxy statement.
•The Amendment may be terminated at any time prior to the receipt of the approval of the Amendment Proposal by the affirmative vote of a majority of the Unaffiliated Stockholders: (i) by mutual written consent of the Company and the TRA Party Representative; (ii) by either the Company or the TRA Party Representative upon written notice to the other party in the event that the Company fails to obtain the approval of the Amendment Proposal by the affirmative vote of a majority of the Unaffiliated Stockholders at the special meeting; and (iii) by either the Company or the TRA Party Representative by written notice to the other party if the Company fails to obtain the approval of the Amendment Proposal by the affirmative vote of a majority of the Unaffiliated Stockholders by 11:59 p.m. Eastern time on May 1, 2025.
Opinion of Moelis & Company LLC (page 24)
In connection with the TRA Buyout, the Special Committee received an oral opinion on October 28, 2024, which was subsequently confirmed by delivery of a written opinion dated the same date, from Moelis & Company LLC (“Moelis”), as of the date of such opinion, as to the fairness, from a financial point of view, to the Company, other than the TRA Parties, of the aggregate Settlement Payments to be paid by the Company in the TRA Buyout. The full text of Moelis’ written opinion dated October 28, 2024, which sets forth the assumptions made, procedures followed, matters considered and other limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Special Committee (solely in its capacity as such) in its evaluation of the TRA Buyout. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the aggregate Settlement Payments to be paid by the Company and does not address the Company’s underlying business decision to effect the TRA Buyout or the relative merits of the TRA Buyout as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the TRA Buyout or any other matter. For more information, see the section of this proxy statement captioned “Special Factors—Opinion of Moelis & Company LLC.”
Certain Effects of the Amendment on the Company (page 33)

Upon the effectiveness of the Amendment, the Company will make aggregate one-time Settlement Payments in a gross amount of approximately $72.5 million, inclusive of approximately $69.2 million to be paid to the TRA Parties (net of the TRA Bonus Payments) and approximately $3.3 million in TRA Bonus Payments to be paid to the TRA Bonus Recipients as consideration for the complete and full termination of the Company’s payment obligations (past, current and future) under the TRA and the relinquishing of all payment rights (past, current and future) of the TRA Parties under the TRA. The TRA Bonus Payments are being paid to the TRA Bonus Recipients pursuant to the requirements of their respective TRA Bonus Agreements to make cash bonus payments to the TRA Bonus Recipients as a result of the payment of the Settlement Payments. A substantial portion of the aggregate Settlement Payments will be made to the TRA Parties that are affiliates of Welsh Carson and a significant portion of the remaining Settlement Payments will be made to the TRA Parties that are affiliates of Permira and Warburg Pincus. The Settlement Payments to be made by the Company will be funded by a pro rata cash distribution by OpCo to owners of its LLC Units in an aggregate amount equal to approximately $81.6 million, of which $72.5 million will be distributed to the Company and approximately $9.0 million will be distributed to certain affiliates of Welsh Carson, each in their capacities as owners of OpCo’s LLC Units in accordance with the terms of the operating agreement of OpCo. No Settlement Payments (including TRA Bonus Payments) will be made to any Unaffiliated Stockholders in connection with the effectiveness of the Amendment or the consummation of the TRA Buyout. Following the consummation of the TRA Buyout, the Company will continue to receive in full the tax benefits, if any, that the Company realizes as a result of the tax attributes defined in the TRA, but will no longer be required to make any cash payments to the TRA Parties as a result of such tax benefits, including the $28.8 million in TRA liabilities reported on the Company’s balance sheet as of September 30, 2024.
If the Amendment does not come into effect, the TRA will remain in place, unchanged by the Amendment, and the Company shall continue to be subject to the obligations set forth therein to make payments to the TRA Parties in accordance with the existing terms and provisions of the TRA. Pursuant to the existing terms and provisions of the TRA, the Company is required to make cash payments to the TRA Parties equal to 85% (less payments made under the TRA Bonus Agreements) of the amount of any tax benefits that the Company actually realizes, or in some cases is deemed to realize, as a result of (i) the Company’s allocable share of the Blocker’s (as defined in the TRA) share of existing tax basis acquired in connection with the Company’s initial public offering and reorganizational transactions related thereto and certain tax attributes of the Blockers, including net operating losses; (ii) certain increases in the tax basis of assets of OpCo and its subsidiaries resulting from purchases or exchanges of OpCo’s LLC Units; (iii) payments made under the TRA Bonus Agreements; and (iv) certain other tax benefits related to the Company’s entry into the TRA, including tax benefits attributable to certain payments that the Company makes under the TRA.
For more information on the effects of the Amendment on the Company, see the sections of this proxy statement captioned “Special Factors—Certain Effects of the Amendment on the Company” and “The Amendment”
Interests of Executive Officers and Directors of the Company in the Amendment and the TRA Buyout (page 35)
Three directors who are general partners of Welsh Carson (Mr. Eric Lee, Mr. Christopher Hooper and Mr. D. Scott Mackesy), one director who is a partner of Permira (Mr. Andrew Young), one director who is a managing director of Warburg Pincus (Mr. Cary Davis) and one independent director who was nominated by Permira and Warburg Pincus by mutual agreement and is a TRA Party (Mr. Jacques Aigrain) currently serve on the Board (collectively, the “TRA Participant Directors”). Ms. Kathleen Corbet, an independent director who was nominated by Welsh Carson and currently serves on the Board, has waived her rights to the Settlement Payment she would otherwise be entitled to receive as a TRA Party. Each of the TRA Participant Directors were excluded from the directors that constituted, and did not participate in any discussions of, the Special Committee. Additionally, the adoption of the Amendment Proposal requires the affirmative vote of a majority of the Unaffiliated Stockholders of the Company, which excludes the TRA Participant Directors.
Pursuant to TRA Bonus Agreements entered into on September 21, 2021, at the time of the Company’s initial public offering, certain executive officers of the Company are entitled to TRA Bonus Payments in connection with the TRA Buyout. In connection with the consummation of the TRA Buyout and the payment of the Settlement

Payments to the TRA Parties, the Company expects to pay TRA Bonus Payments in an aggregate amount equal to approximately $3.3 million, of which $2.7 million is payable to our named executive officers, Sandeep Sahai, Jim Cox, Scott Erickson and Subi Sethi, and the remaining is payable to certain other officers of the Company, each in their capacities as TRA Bonus Recipients. Each of the TRA Bonus Recipients are excluded from the Unaffiliated Stockholders entitled to vote at the special meeting.
Effective Time of the Amendment
The Amendment shall become effective immediately upon the satisfaction or, to the extent permitted by applicable law and solely for the condition set forth in clause (ii), waiver of the following conditions: (i) the affirmative vote of a majority of the Unaffiliated Stockholders for the approval of the Amendment Proposal shall have been obtained; and (ii) no governmental authority having jurisdiction over the TRA or the Company shall have issued any order or other action that is in effect restraining, enjoining or otherwise prohibiting the effectiveness of the Amendment and no applicable law that makes the effectiveness of the Amendment illegal or otherwise prohibited shall be in effect.
Parties to the Amendment (page 41)
Clearwater
Clearwater Analytics Holdings, Inc., a Delaware corporation, is a global, industry-leading SaaS solution, automating the entire investment lifecycle. With a single instance, multi-tenant architecture, Clearwater offers award-winning investment portfolio planning, performance reporting, data aggregation, reconciliation, accounting, compliance, risk, and order management. Each day, leading insurers, asset managers, corporations, and governments use Clearwater’s trusted data to drive efficient, scalable investing on more than $7.3 trillion in assets spanning traditional and alternative asset types. Additional information about Clearwater can be found at www.clearwateranalytics.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section of this proxy statement entitled “Where You Can Find More Information.”
Clearwater’s Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CWAN.” Clearwater’s corporate headquarters are located at 777 W. Main Street, Suite 900, Boise, ID, 83702 and its telephone number is 208-918-2400. For more information on Clearwater, see the section of this proxy statement captioned “Parties to the Amendment—Clearwater.”
Principal Equity Owners

Welsh Carson

The following affiliates of Welsh Carson are party to the Amendment as TRA Parties under the TRA: WCAS GP CW LLC, WCAS XII Carbon Analytics Acquisition, L.P., WCAS XIII Carbon Analytics Acquisition, L.P., Welsh, Carson, Anderson & Stowe XII, L.P., Welsh, Carson, Anderson & Stowe XII Delaware L.P., Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., Welsh, Carson, Anderson & Stowe XII Cayman, L.P., WCAS XII Carbon Investors, L.P., WCAS XIII Carbon Investors, L.P., WCAS XIII, L.P. and WCAS XIII Cayman, L.P. Additionally, an affiliate of Welsh Carson serves as the TRA Party Representative under the Amendment and the TRA.

Welsh, Carson, Anderson & Stowe is a leading U.S. private equity firm focused on two target industries: healthcare and technology. Since its founding in 1979, the Firm’s strategy has been to partner with outstanding management teams and build value for its investors through a combination of operational improvements, growth initiatives and strategic acquisitions. Welsh Carson has raised and managed funds totaling over $33 billion of committed capital. The address of Welsh Carson and its affiliates that are party to the Amendment is 599 Lexington Avenue, 18th Floor, New York, New York 10022.

Permira
Galibier Purchaser LLC, an affiliate of Permira, is party to the Amendment as a TRA Party under the TRA.
Permira is a global investment firm that backs successful businesses with growth ambitions. Founded in 1985, the firm advises funds across two core asset classes, private equity and credit, with total committed capital of approximately €80bn. The Permira funds have an extensive track record investing in internet, software and SMB-enablement solutions, having partnered with 50+ companies across SaaS, cybersecurity, digital commerce, fintech and online marketplaces. The Permira funds have previously supported and helped scale some of the largest and fastest-growing technology businesses globally, including LegalZoom, Klarna, Zendesk, Magento, Carta, Adevinta, The Knot Worldwide, Boats Group, Housecall Pro, and others. The Permira private equity funds make both long-term majority (Buyout) and minority (Growth Equity) investments in five key sectors: Technology, Consumer, Healthcare, Services and Climate. Permira employs over 500 people in 16 offices across Europe, the United States and Asia. The address of Permira and Galibier Purchaser LLC is 320 Park Avenue, 28th Floor, New York, New York 10022.
Warburg Pincus
WP CA Holdco, L.P., an affiliate of Warburg Pincus, is party to the Amendment as a TRA Party under the TRA.
Warburg Pincus is a leading global growth investor. The firm has more than $86 billion in assets under management. The firm’s active portfolio of more than 230 companies is highly diversified by stage, sector, and geography. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Since its founding in 1966, Warburg Pincus has invested in over 1,000 companies globally across its private equity, real estate, and capital solutions strategies. The firm is headquartered in New York with offices in Amsterdam, Beijing, Berlin, Hong Kong, Houston, London, Luxembourg, Mumbai, Mauritius, San Francisco, São Paulo, Shanghai, and Singapore. The address of WP CA Holdco, L.P. and Warburg Pincus is 450 Lexington Avenue, New York, New York 10017.
The Special Meeting

•Date, Time and Place. The special meeting will be held on Friday, December 20, 2024, at 2:30 p.m. Eastern Time. The special meeting will be conducted solely online via live webcast. In order to attend the special meeting, you must register in advance by Wednesday, December 18, 2024, at 5:00 p.m. Eastern Time at www.proxydocs.com/CWAN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will also permit you to submit questions.
•Purpose. At the special meeting, you will be asked to vote on the following proposals:
•The Amendment Proposal: the proposal to adopt and approve the Amendment, pursuant to which, among other things, the TRA will be amended to provide for the payment of the Settlement Payments in a gross amount of approximately $72.5 million, inclusive of approximately $69.2 million to be paid to the TRA Parties (net of the TRA Bonus Payments) and approximately $3.3 million in TRA Bonus Payments to be paid to the TRA Bonus Recipients, as consideration for the complete and full termination of the Company’s payment obligations (past, current and future) under the TRA and the relinquishing of all payment rights (past, current and future) of the TRA Parties under the TRA; and
•The Adjournment Proposal: one or more proposals to adjourn the special meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Amendment Proposal.
•Record Date; Shares Entitled to Vote; Quorum: You are entitled to vote at the special meeting if you are a stockholder who owned shares of the Company’s common stock as of the close of business on

November 18, 2024 (the “Record Date”). As of the Record Date, there were (i) 197,108,284 total shares of Class A Common Stock outstanding, of which 195,290,045 shares of Class A Common Stock outstanding, or 99.1%, were held by Unaffiliated Stockholders; (ii) 18,590,563 total shares of Class C Common Stock, all of which were held by affiliates of the Principal Equity Owners; and (iii) 31,488,038 total shares of Class D Common Stock, all of which were held by affiliates of the Principal Equity Owners. Each share of: (i) Class A Common Stock that you own as of the close of business on the Record Date is entitled to one vote on each matter submitted for a vote at the special meeting; (ii) Class C Common Stock that you own as of the close of business on the Record Date is entitled to ten votes on each matter submitted for a vote at the special meeting; and (iii) Class D Common Stock that you own as of the close of business on the Record Date is entitled to ten votes on each matter submitted for a vote at the special meeting. The presence, virtually or by proxy, of the holders of shares of outstanding common stock representing a majority of the voting power of the issued and outstanding shares of common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.
Votes Required
•The Amendment Proposal: the affirmative vote of a majority of the Unaffiliated Stockholders is necessary for the approval of the Amendment Proposal, and is a condition to the effectiveness of the Amendment and the TRA Buyout.
•The Adjournment Proposal: the affirmative vote by the holders of a majority in voting power of the shares of common stock of the Company, present virtually or by proxy and entitled to vote at the special meeting, whether or not a quorum is present, is required for the approval of the Adjournment Proposal.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address briefly some commonly asked questions regarding the Amendment, the TRA Buyout and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the section of this proxy statement entitled “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, all of which you should read carefully. See the section of this proxy statement entitled “Where You Can Find More Information.”
Q.    Why am I receiving this document?
A.    The Company is soliciting proxies for the special meeting. You are receiving this proxy statement because you own shares of common stock. The Company is holding the special meeting so that its stockholders may vote on the Amendment Proposal to adopt and approve the Amendment and the Adjournment Proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Amendment Proposal. The approval of the Amendment Proposal by a majority of the Unaffiliated Stockholders is a condition to the effectiveness of the Amendment and the consummation of the TRA Buyout. For more information on the Amendment and the TRA Buyout, see the section of this proxy statement entitled “The Amendment.” This proxy statement contains important information about the Amendment, the TRA Buyout and the special meeting, and you should read it carefully. The enclosed proxy card allows you to vote your shares of common stock without attending the special meeting virtually.
Your vote is extremely important, and we encourage you to submit your proxy as soon as possible. For more information on how to vote your shares of common stock, please see the section of this proxy statement entitled “The Special Meeting.”
Q.    When and where is the special meeting, and who may attend?
A.    The special meeting will be conducted solely online via live webcast starting at 2:30 p.m. Eastern Time on December 20, 2024. Because there is no physical location for the special meeting and the special meeting will be a virtual meeting conducted solely online via live webcast, stockholders will not be able to attend the meeting in person. In order to attend the special meeting, you must register in advance by Wednesday, December 18, 2024, at 5:00 p.m. Eastern Time at www.proxydocs.com/CWAN. As part of the registration process, you must enter the control number provided in your proxy card, voting instruction form, or other communication you received. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will also permit you to submit written questions during the meeting. During a designated question and answer period at the special meeting, we will respond to appropriate questions submitted by stockholders. Please note that you are not permitted to record the special meeting.
Q.    Who can vote at the special meeting?
A.    All stockholders of the Company of record as of the close of business on November 18, 2024, the Record Date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. The affirmative vote of a majority of the Unaffiliated Stockholders is necessary for the approval of the Amendment Proposal. “Unaffiliated Stockholders” refers to the stockholders of the Company, other than (i) the TRA Parties; (ii) any members of the Board who are employees of a TRA Party or its affiliates; (iii) any “officer” of the Company (as defined in Rule 16a-1 of the Exchange Act) and, without duplication, any TRA Bonus Recipient; and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (each, as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing.

Q.    What is the difference between being a “stockholder of record” and a “beneficial owner” of shares of common stock held in “street name”?
A.    If, on the record date, your shares of common stock are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), you are considered, with respect to those shares, the stockholder of record.
If your shares of common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.”
Q.    What is a quorum?
A.    The presence, virtually or by proxy, of the holders of shares of outstanding common stock of the Company representing a majority of the voting power of the issued and outstanding shares of common stock of the Company entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. If you submit a properly executed proxy card, even if you vote “AGAINST” the proposal or vote to “ABSTAIN” in respect of the proposal, your shares of common stock will be counted for purposes of calculating whether a quorum is present.
If a quorum is not present at the special meeting, under the Company’s bylaws, the person presiding at the special meeting, or the stockholders entitled to vote at the special meeting present virtually or represented by proxy, will have the power to adjourn the special meeting until a quorum is present or represented.
Q.    How many votes do I have?
A.    You are entitled to one vote on each of the proposals for each share of Class A Common Stock that you owned as of the close of business on November 18, 2024, which is the Record Date. You are entitled to ten votes on each of the proposals for each share of Class C Common Stock or Class D Common Stock that you owned as of the close of business on the Record Date. As of the close of business on the Record Date, there were: (i) 197,108,284 total shares of Class A Common Stock outstanding, of which 195,290,045 shares of Class A Common Stock outstanding, or 99.1%, were held by Unaffiliated Stockholders; (ii) 18,590,563 total shares of Class C Common Stock, all of which were held by affiliates of the Principal Equity Owners; and (iii) 31,488,038 total shares of Class D Common Stock, all of which were held by affiliates of the Principal Equity Owners.
Q.    How does the Board recommend that I vote?
A.    The Board (acting upon the unanimous recommendation of the Special Committee) recommends that you vote:
•“FOR” the Amendment Proposal; and
•“FOR” the Adjournment Proposal.
You should read the section of this proxy statement entitled “Special Factors—Reasons for the Amendment; Recommendation of the Special Committee and the Board” for a discussion of the factors that the Board considered in deciding to recommend the approval of the Amendment.
Q.    How do I vote?
A.    If you are a stockholder of record as of the Record Date, you may vote your shares of common stock on matters presented at the special meeting in any of the following ways:
•visit the website shown on your proxy card to submit your proxy via the Internet;

•call the toll-free number for telephone proxy submission shown on your proxy card;
•complete, sign, date and return the enclosed proxy card in the enclosed postage-paid reply envelope; or
•appear virtually at the special meeting and vote electronically.
If you are a beneficial owner of shares of common stock as of the Record Date, you will receive instructions from your bank, broker or other nominee that describe the procedures for voting your shares of common stock at the special meeting. You should follow the instructions provided by your bank, broker or other nominee to vote your shares of common stock at the special meeting. In order to attend and vote at the special meeting via the special meeting website, you will need to obtain a “legal proxy” from your bank, broker or other nominee.
The control number located on your proxy card is designed to verify your identity and allows you to vote your shares of common stock and to confirm that your voting instructions have been properly recorded when submitting a proxy through the Internet or by telephone.
Q.    What is the deadline for voting my shares of common stock?
A.    If you are a stockholder of record as of the Record Date and choose to vote your shares of common stock through the Internet or by telephone, your proxy must be received through the Internet or by telephone by 11:59 p.m. Eastern Time on December 19, 2024, the day before the special meeting, for your shares of common stock to be voted at the special meeting. If you choose to submit your proxy by mailing a proxy card, your proxy card must be completed, signed, dated and returned in the enclosed postage-paid reply envelope or otherwise filed with our Corporate Secretary no later than 11:59 p.m. Eastern Time on December 19, 2024, the day before the special meeting. You may also attend the special meeting virtually. If you are a beneficial owner, please review the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.
Q.    What is a proxy?
A.    A proxy is your legal designation of another person to vote your shares of common stock. This written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”
Q.    If I am a stockholder of record, what happens if I do not vote or submit a proxy card?
A.    If you fail to vote, either virtually at the special meeting or by proxy, your shares of common stock will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.
Additionally, your failure to vote will have the effect of counting as a vote “AGAINST” the Amendment Proposal, assuming a quorum is present. An abstention from voting will have the same effect of counting as a vote “AGAINST” the Amendment Proposal and the Adjournment Proposal. A failure to vote by shareholders who are not present virtually or represented by proxy at the special meeting shall have no effect in the outcome of the Adjournment Proposal.

Q.    If my shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares of common stock for me?
A.    If your common stock is held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your common stock with instructions on how to vote your shares.
Your bank, broker or other nominee will only be permitted to vote your shares of common stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of common stock. Under the rules of the NYSE, a bank, broker or other nominee does not have discretionary authority to vote on “non-routine” matters without specific instructions from its customers and all of the matters to be considered at the special meeting are “non-routine” for this purpose. When a bank, broker or other nominee refrains from voting your shares on a particular proposal because the bank, broker or other nominee has not received your instructions and has discretionary authority to vote on the “routine” matters to be considered, it is called a “broker non-vote.” Because there are no routine matters to be considered at the special meeting, there should not be any broker non-votes.
A failure to provide instructions to your bank, broker or other nominee with respect to any of the proposals will have (1) the effect of a vote “AGAINST” the Amendment Proposal and (2) will have no effect on the outcome of the Adjournment Proposal. In such instance, your shares will not be counted towards determining whether a quorum is present.
If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the special meeting, your shares of common stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the special meeting.
Q.    If a stockholder gives a proxy, how are the shares of common stock voted?
A.    Regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card will vote your shares of common stock as you instruct. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the special meeting.
If you properly sign your proxy card but do not mark the boxes indicating how your shares of common stock should be voted on any particular matter, the shares of common stock represented by your properly signed proxy will be voted as recommended by the Board, which means your shares of common stock will be voted “FOR” the Amendment Proposal and “FOR” the Adjournment Proposal.
Q.    Can I change or revoke my vote?
A.    Yes. You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised by:
•submitting another proxy, including a proxy card, at a later date through any of the methods available to you;
•giving written notice of revocation to the Company’s Corporate Secretary, which must be filed with the Company’s Corporate Secretary before the special meeting begins; or
•attending the special meeting virtually and voting.

If your shares of common stock are held in “street name” by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.
Only your last submitted proxy will be considered. Please vote “FOR” each of the proposals, following the instructions in your proxy card or voting instructions form provided by your bank, broker or other nominee, as promptly as possible.
Q.    Why is the special meeting virtual only?

A.    Hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world. In addition, having a virtual meeting helps to protect the health and well-being of the attendees (employees, directors, stockholders and the general public). We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our stockholders and the Company.
Q.    What do I do if I receive more than one proxy or set of voting instructions?
A.    If you hold shares of common stock in “street name,” or through more than one bank, broker or other nominee, and also directly as a record holder or otherwise, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be executed and returned separately in accordance with the instructions provided in this proxy statement to ensure that all of your shares of common stock are voted.
Q.    What happens if I sell my shares of common stock before the special meeting?
A.    The Record Date for the special meeting is earlier than the date of the special meeting. If you sell or transfer your shares of common stock after the Record Date but before the special meeting, unless you provide the person to whom you sell or otherwise transfer your shares with a proxy, you will retain your right to vote at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the enclosed postage-paid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).
Q.    Am I entitled to rights of appraisal under the DGCL?

A.Stockholders will have no rights of appraisal or similar rights of dissenters under the Delaware General Corporation Law (the “DGCL”) in connection with the proposals to be considered at the special meeting. See the section of this proxy statement entitled “Special Factors — Appraisal Rights.”

Q.    Who will solicit and pay the cost of soliciting proxies?
A.    The Company has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the special meeting. The Company has agreed to pay D.F. King a fee of $25,000, and to reimburse D.F. King for reasonable out-of-pocket expenses. The Company will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages, expenses and/or judgments. The Company also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of the shares of common stock for their expenses in forwarding solicitation materials to beneficial owners of our shares of common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, by email, through the Internet or virtually. They will not be paid any additional amounts for soliciting proxies.

Q.    What do I need to do now?
A.    You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Amendment, along with all of the documents that are referred to in this proxy statement, as they contain important information about, among other things, the TRA Buyout and how it affects you. Even if you plan to attend the special meeting virtually, after carefully reading and considering the information contained in this proxy statement, please sign, date and return, as promptly as possible, the enclosed proxy card in the enclosed postage-paid reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card) to ensure that your shares of common stock are represented and can be voted at the special meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you.
Q.    What is householding and how does it affect me?
A.    The Company is sending only one copy of this proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.
If you received a household mailing and you would like to have additional copies of this proxy statement mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to the Company’s Corporate Secretary in writing at 777 W. Main Street, Suite 900, Boise, Idaho 83702, Attn: Chief Legal Officer and Corporate Secretary or call us at (208) 433-1200. You may also contact us in the same manner if you received multiple copies of this proxy statement and would prefer to receive a single copy of future mailings.
Q.    Where can I find the voting results of the special meeting?
A.    The preliminary voting results will be announced at the virtual special meeting. The Company will publish final voting results from the special meeting in a Current Report on Form 8-K to be filed with the SEC following the special meeting. For more information, please see the section of this proxy statement entitled “Where You Can Find More Information.”
Q.    Who can help answer my other questions?
A.    If you have additional questions about the Amendment or the TRA Buyout, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(888) 628-8208 (toll free)
(212) 269-5550 (call collect)
Email: CWAN@dfking.com

SPECIAL FACTORS
This discussion of the TRA Buyout is qualified by reference to the Amendment, which is attached to this proxy statement as Annex A. You should read the entire Amendment carefully because it is the legal document that governs the TRA Buyout.
We are asking our stockholders to vote on the adoption of the Amendment to effect the TRA Buyout.
Background of the Amendment and the TRA Buyout
As part of Clearwater’s ongoing consideration and evaluation of its operational performance and long-term strategic goals and plans, the Board and management of Clearwater (“Clearwater management” or “Company management”) periodically review, consider and assess Clearwater’s operations and financial performance and overall industry, macroeconomic and geopolitical conditions, as they may affect those strategic goals and plans, for purposes of enhancing stockholder value. This review at times includes, among other things, the consideration of potential opportunities and strategic alternatives.
On September 28, 2021, in connection with its IPO, Clearwater entered into (i) the TRA with OpCo and the TRA Parties, which provides for cash payments by Clearwater to the TRA Parties of 85% of tax benefits, if any, that Clearwater actually realizes, or, in some circumstances, is deemed to realize, as a result of TRA tax attributes and (ii) the TRA Bonus Agreements. The payments under the TRA will extend into the future, with the duration of such payments dependent on Clearwater’s future earnings. See "—Certain Unaudited Prospective Financial and TRA Information of the Company" for certain estimates prepared by the Company of its future payments under the current terms of the TRA.

On December 8, 2023, the Board met by videoconference, with members of Clearwater management in attendance. Members of Clearwater management discussed with the Board Clearwater management’s strategic goals and proposed a possible strategic transaction to buy out the TRA payment obligations to the TRA Parties (the “Possible TRA Buyout”). Members of Clearwater management discussed the TRA and various benefits of the Possible TRA Buyout, including the potential impact of TRA payments on earnings, free cash flow and overall shareholder value. Clearwater management also discussed the treatment of Clearwater’s tax assets and associated TRA liability on Clearwater’s balance sheet. No economic terms were proposed or discussed at this meeting in connection with the Possible TRA Buyout. The Board determined to defer a consideration of whether it would be advisable for the Company to consider a Possible TRA Buyout and to engage Kirkland & Ellis LLP (“Kirkland”) as legal counsel to interview certain directors to determine whether there were directors that could be determined to be independent for purposes of considering the Possible TRA Buyout if the Board were to determine that such consideration may be advisable.
On February 16, 2024, the Board met by videoconference, with members of Clearwater management and representatives of Kirkland in attendance to discuss the Possible TRA Buyout. Following discussions, the Board concluded that it was in Clearwater’s best interest to further explore the Possible TRA Buyout. A representative of Kirkland discussed certain process considerations with respect to the Possible TRA Buyout, including the potential for members of the Board to have actual or perceived conflicts of interest. The Board discussed various potential conflicts of interest or potential appearances of a conflict of interest applicable to each director in relation to the Possible TRA Buyout. Representatives of Kirkland then reviewed with the Board in detail the relationships and conflicts disclosure questionnaires submitted by certain members of the Board. After reviewing the relationships and conflicts disclosure questionnaires, a representative of Kirkland determined that Kathleen Corbet and Lisa Jones were independent and disinterested in the Possible TRA Buyout, however Kirkland did note to the Board that, as a party to the TRA, Ms. Corbet may be entitled to receive a de minimis amount under the TRA in the Possible TRA Buyout. Representatives of Kirkland did not view, in light of the facts and circumstances, such potential consideration as material to Ms. Corbet or that such potential consideration would impair Ms. Corbet’s independence. However, to eliminate even the appearance of any conflict of interest, representatives of Kirkland suggested that Ms. Corbet agree to irrevocably waive any payments or benefits she may receive under the TRA resulting from a transaction recommended by the Special Committee. Ms. Corbet also discussed certain services she performed for Welsh Carson, with which the TRA Party Representative is an affiliate, in 2022 for $11,000 in total fees pursuant to a completed, one-time consulting arrangement. After a representative of Kirkland asked various questions of Ms. Corbet, it was determined by the Board that Ms. Corbet did not have any relationships that would constitute a conflict of interest. The Board determined that each of Mses. Corbet and Jones were independent and disinterested in relation to the Possible TRA Buyout. Following discussion, the Board adopted resolutions forming a special committee of the Board with full and exclusive power and authority with respect to the Possible TRA Buyout, consisting solely of certain directors of Clearwater (i) who are independent and disinterested in the Possible TRA Buyout, including with respect to the TRA and its treatment in connection with the Possible TRA Buyout, (ii) who are not members of Clearwater’s management and (iii) who do not have affiliations or other relationships with the Principal Equity Owners. The Board appointed Mses. Corbet and Jones to the Special Committee to (i) review and evaluate the terms and conditions of the Possible TRA Buyout, including the treatment of the TRA, (ii) if the Special Committee considered it advisable or appropriate, to negotiate the terms and conditions of the Possible TRA Buyout, including any payment under, or any amendment or termination of, the TRA, (iii) recommend to the full Board what action, if any, should be taken by Clearwater with respect to the Possible TRA Buyout, including a recommendation that the Board take no action with respect to the Possible Transaction if the Special Committee so determines and (iv) do all things that may, in the judgment of the members of the Special Committee, be deemed necessary, appropriate or advisable to carry out its responsibilities, including engaging independent legal and financial advisors and determining whether or not Clearwater should proceed with the Possible TRA Buyout. In light of the potential or perceived conflicts implicated by the Possible TRA Buyout, the Board also determined and resolved at the outset of the process that consummation of any Possible TRA Buyout would be conditioned, on a non-waivable basis, upon approval by both the Special Committee and a majority of the unaffiliated stockholders.
From the formation of the Special Committee to the signing of the Amendment, the Special Committee met 30 times with its various advisors from February through October 2024.
From February 2024 through April 2024, the Special Committee engaged in a process to select a legal advisor, financial advisor and later a tax advisor to act as independent advisors to the Special Committee. During such time, Kirkland, with the Special Committee’s permission, met with representatives of three legal advisors and three financial advisors. All advisors provided the Special Committee with an overview of their respective expertise, including their experience with respect to special committee assignments and tax receivable transactions. The Special Committee, with Kirkland’s assistance, reviewed the various preliminary proposals from the legal and financial advisors, including the results of their conflicts check and conflict disclosures and decided to proceed with engaging Goodwin Procter LLP (“Goodwin”) as independent legal counsel to the Special Committee. Subsequent to Goodwin’s engagement, Goodwin, with the Special Committee’s permission, reviewed the various preliminary proposals from the financial advisors, including the results of their conflicts check and conflict disclosures and met with representatives of Moelis. The Special Committee then decided to proceed with engaging Moelis as independent financial advisor to the Special Committee. As part of Moelis’ and Goodwin’s engagement, the Special Committee reviewed the terms of their respective engagement letters, including their respective fee structures in connection with the Possible TRA Buyout. After discussions, the Special Committee approved Goodwin’s and Moelis’ engagement letters, including their respective fee structures.
On March 27, 2024, the Special Committee met by videoconference, with representatives of Goodwin in attendance. The Special Committee discussed initial considerations and background regarding the Possible TRA Buyout, including Clearwater management’s benefits under the TRA, vis-a-vis the bonuses that become payable under the TRA Bonus Agreements when TRA payments are made, the process the Board had been taking with respect to forming the Special Committee, selecting independent directors to serve on the Special Committee and engaging the financial and legal advisors to the Special Committee. Although Kirkland previously reviewed Ms. Corbet and Ms. Jones’ conflict questionnaires, it was noted that Goodwin would also undertake its own conflict analysis with respect to the Special Committee. The Special Committee discussed factors for the Special Committee and its advisors to consider when determining whether to proceed with the Possible TRA Buyout, including to (i) assess the prospects of Clearwater’s business and related use of TRA assets, (ii) evaluate Clearwater’s cash position and liquidity needs, including giving effect to the sources and uses for the Possible TRA Buyout, (iii) understand risks and opportunities associated with the Possible TRA Buyout, (iv) conduct due diligence on, and understand, the difference between the value attributed to the TRA in Clearwater’s financial statements and SEC filings and the possible settlement payments and (v) determine an appropriate valuation for the potential buyout of some or all of the TRA liabilities.
On April 10, 2024, at a Special Committee meeting, representatives of Goodwin reviewed with the Special Committee in detail the relationships and conflicts disclosure questionnaires submitted by each member of the Special Committee. A representative of Goodwin then noted that Ms. Corbet, as a party to the TRA, may be entitled to receive a de minimis amount under the TRA in the Possible TRA Buyout. However, representatives of Goodwin did not view, in light of the facts and circumstances, such potential consideration as material to Ms. Corbet or that such potential consideration would impair Ms. Corbet’s independence. However, to eliminate even the appearance of any conflict of interest, Ms. Corbet agreed to irrevocably waive any payments or benefits she may receive under the TRA resulting from a transaction recommended by the Special Committee. Ms. Corbet also discussed certain services she performed for Welsh Carson in 2022 for $11,000 in total fees pursuant to a completed, one-time consulting arrangement. After a representative of Goodwin asked various questions of Ms. Corbet, it was determined that Ms. Corbet did not have any relationships that would constitute a conflict of interest. Shortly thereafter, Ms. Corbet executed an irrevocable waiver, whereby Ms. Corbet irrevocably waived any and all of her rights and entitlements to receive payment under the TRA in connection with a transaction that is recommended by the Special Committee.
On April 12, 2024, the Special Committee, with representatives of Goodwin in attendance, met with external accountants who provided an overview of tax receivable agreement buyout scenarios and answered questions from each of the Special Committee and Goodwin.
On April 19, 2024, the Special Committee met by videoconference, with representatives of Goodwin and Moelis in attendance, to discuss Moelis’ diligence to date, including its review of a tax workbook designed to calculate the projected value of TRA payments (the “Draft TRA Model”), created by Clearwater management, to estimate future tax obligations of Clearwater based on a set of financial and tax assumptions. Representatives of Moelis then discussed the next steps in its diligence, Moelis’ plan to prepare and present its initial financial analysis to the Special Committee and potential process for commencing negotiations with the TRA Parties. The Special Committee directed Moelis to continue its work on updating the Draft TRA Model, diligence workstream, a Possible TRA Buyout timeline and the various financial analyses and models. The Special Committee also determined that it was advisable to interview possible tax advisors to assist the Special Committee and its advisors in performing diligence on the tax assets and other related tax matters, and instructed Goodwin and Moelis to schedule interviews with the Special Committee for possible tax advisors. Such interviews took place over the following week.
On April 30, 2024, after conducting interviews with three potential tax advisors, the Special Committee engaged an independent “Big Four” public accounting firm (the “Tax Advisor”) to assist the Special Committee with its diligence of tax related aspects of the TRA tax attributes. The decision to engage the Tax Advisor was based on, among other things, the Tax Advisor’s qualifications, experience and reputation and the absence of conflicts on the part of the Tax Advisor.
From April 2024 through June 2024, representatives of Goodwin, Moelis and the Tax Advisor had several meetings with Clearwater management to discuss preliminary diligence, Clearwater’s preliminary financial forecasts, the valuation analysis being undertaken by Moelis, at the direction of the Special Committee, and the general transaction process. Representatives of Moelis and the Tax Advisor also met with Clearwater management on several occasions to discuss inputs and assumptions for the Draft TRA Model, Moelis’ various diligence requests, a Possible TRA Buyout timeline and various financial analyses and models. Separately, Goodwin, Moelis and the Tax Advisor had several meetings with the Special Committee to update Mses. Corbet and Jones on their respective discussions with Clearwater management.
In connection with such diligence, the Special Committee considered other possibilities for eliminating the TRA obligations, such as collapsing the Company’s Up-C structure in a way that would avoid TRA payments. However, after discussion with the Company and the TRA Party Representative, the Special Committee determined that such alternatives were not practicable because the Special Committee inquired of the TRA Party Representative at the outset of the process and was informed that the TRA Parties were not interested in waiving their rights to receive TRA payments without consideration.

On May 3, 2024, the Special Committee met by videoconference, with representatives of Goodwin and Moelis in attendance, to discuss Moelis’ diligence to date, including its review of the Draft TRA Model, the status of Moelis’ and the Tax Advisor’s ongoing meetings with Clearwater management to review and discuss the Draft TRA Model, potential strategic alternatives to the Possible TRA Buyout and the Tax Advisor’s diligence process. A representative of Goodwin also discussed with the Special Committee legal, fiduciary, diligence and process considerations for evaluating the Possible TRA Buyout. Over the remainder of May 2024, Moelis and the Tax Advisor continued their respective diligence workstreams.
On June 6, 2024, at a Special Committee meeting, a representative of the Tax Advisor presented to the Special Committee, with representatives of Goodwin and Moelis in attendance, a preliminary summary of its tax diligence process and findings, including (i) its review of relevant documents relating to the TRA and other tax matters, (ii) its diligence surrounding underlying calculations of existing TRA tax attributes, (iii) review of historic and hypothetical future tax attributes covered by the TRA and (iv) the computations of historic and hypothetical future tax attributes covered by the TRA. The Special Committee then discussed the advisability of inviting Clearwater management to present to the Special Committee on Clearwater management’s business rationale for the Possible TRA Buyout as a part of the Special Committee’s evaluation of the Possible TRA Buyout. Following the meeting, the Special Committee made such request of Clearwater management.
On June 18, 2024, at a Special Committee meeting, Sandeep Sahai, Jim Cox and Alphonse Valbrune presented to the Special Committee, with representatives of Goodwin, Kirkland, Moelis and the Tax Advisor in attendance, on the business rationale for the Possible TRA Buyout, including (i) the impact of the TRA tax attributes on earnings, free cash flow and overall shareholder value, (ii) the impact of the TRA liability on Clearwater’s ability to access incremental debt financing and/or execute on other strategic transactions and (iii) Clearwater management’s view that it would be advisable to pursue a Possible TRA Buyout while the TRA Parties hold significant equity stakes in Clearwater because, as stockholders, the TRA Parties would be more inclined to agree to a Possible TRA Buyout that was favorable to the Company since they share in the same potential benefits as other Clearwater stockholders. Clearwater management then provided an overview of Clearwater’s possible funding strategies for the Possible TRA Buyout, other strategic transactions and alternatives Clearwater management previously considered in lieu of the Possible TRA Buyout and the impact the Possible TRA Buyout would have on Clearwater’s cash position and financing alternatives. Clearwater management then presented an overview of Clearwater management’s preliminary three-year profit and loss projections, which formed the basis of the Three-Year Projections (as defined below), as well as key assumptions and inputs underlying such projections, for use in evaluating the potential value of the TRA assets. The Special Committee then discussed with Messrs. Sahai and Cox and the other representatives present considerations for proceeding with the Possible TRA Buyout and possible next steps. After Clearwater management left the Special Committee meeting, the Special Committee discussed with representatives of Goodwin, Moelis and the Tax Advisor Clearwater management’s business rationale for the Possible TRA Buyout, Clearwater management’s benefits under the TRA, vis-a-vis the bonuses that become payable under the TRA Bonus Agreements when TRA payments are made, reasons against pursuing the Possible TRA Buyout and the recommended next steps. The Special Committee then requested that the Tax Advisor provide an updated summary of the Draft TRA Model at the following Special Committee meeting.
On June 21, 2024, at a Special Committee meeting, a representative of the Tax Advisor presented to the Special Committee, with representatives of Goodwin and Moelis in attendance, a summary of the Draft TRA Model for the Special Committee’s use in evaluating the potential value of the TRA assets. A representative from the Tax Advisor then outlined the various inputs and assumptions in the Draft TRA Model as provided by Clearwater management, including, among others, inputs and assumptions based on current tax rates, TRA Party sell-down scenarios and related TRA tax attributes and the prices of LLC units. A representative of Moelis then discussed with the Special Committee the various inputs that could be used in Moelis’ fairness analysis and Clearwater’s approach to valuation allowance for the TRA tax attributes in Clearwater’s financial statements. The Special Committee then requested that Moelis present at the following Special Committee meeting a summary of its work to date and its preliminary views and analysis on the TRA assets and valuation considerations for the Possible TRA Buyout (the “Preliminary Financial Analysis”). After the representatives of Moelis left the meeting, the Special Committee again reviewed Moelis’ fee structure in connection with the Possible TRA Buyout and determined that the fee structure was reasonable and aligned with unaffiliated stockholder support of a Possible TRA Buyout, and therefore appropriate.
On July 1, 2024, at a Special Committee meeting, a representative of Moelis presented to the Special Committee, with representatives of Goodwin in attendance, a summary of Moelis’ work to date and its Preliminary Financial Analysis. A representative of Moelis then summarized Clearwater management’s preliminary three-year financial projections for taxable income and related metrics for use in determining TRA payment obligations (the “Three-Year Projections”), which included a discussion around the key assumptions and inputs underlying the Three-Year Projections. A summary of information provided in the Three-Year Projections is set forth in the section titled “—Certain Unaudited Prospective Financial and TRA Information of the Company.”
Throughout July 2024, the Special Committee met several times to review and further discuss with representatives of Moelis and Goodwin valuation considerations and the Special Committee’s preliminary views on price for a Possible TRA Buyout, including possible illustrative sensitivity scenarios and the Three-Year Projections, as well as the assumptions underlying each. Additional tax-related diligence matters were also discussed with the Special Committee and the Tax Advisor and, at the request of the Special Committee, members of Clearwater management, including with regard to certain anticipated international tax attributes and their impact on the use of the TRA assets. In connection with such ongoing diligence, the Draft TRA Model was further refined to calculate the projected value of the TRA payments.
On July 21, 2024, after further discussions with representatives of Moelis and Goodwin, the Special Committee directed Moelis to make a TRA buyout proposal to the TRA Parties of $48.5 million (the “Initial Proposal”), which was based on (i) the Special Committee’s view on the TRA assets and assumed TRA payments to the TRA Parties based on the Three-Year Projections for the three-year period beginning January 2025 and ending December 2027, (ii) a 25% discount rate used to calculate the net present value of future payments, reflecting an illustrative estimate of a required return on private equity capital (and which was included in a preliminary analysis provided to Moelis by Company management) and (iii) the average value of assumed TRA payments to the TRA Parties assuming both an earlier conversion in December 2024 of the remaining LLC units held by the TRA parties (the “Early Conversion”) and a later conversion in December 2028 of the remaining LLC units held by the TRA parties (the “Late Conversion”, and the assumptions in clauses (i) through (iii), collectively, the “July 21 Assumptions”), which such Late Conversion would result in lower TRA payments in the early years of the Management Forecasts (as defined in the section titled “—Opinion of Moelis & Company LLC”) than if such holders converted their LLC units in an Early Conversion, since the conversion of LLC units generates tax attributes and corresponding TRA payments. Moelis considered both an Early Conversion and a Late Conversion to account for the uncertainty around the timing of when TRA Parties might convert, with a Late Conversion intended to correspond with the end of the life of the particular Welsh Carson fund that held the LLC units, which Moelis assumed to be in 2029 based on the typical 10-year lifespan of private equity funds. As part of Moelis’ presentation on the Initial Proposal, a representative of Moelis discussed Clearwater management’s treatment of Clearwater’s tax assets and associated TRA liability on Clearwater’s balance sheet for the six months ended June 30, 2024 and Clearwater management’s explanations on its computations with respect to future TRA liability, which was done pursuant to generally accepted accounting principles and not an estimate of future TRA payments. The treatment of the TRA liability on the balance sheet is more fully described in the section titled “—Opinion of Moelis & Company LLC— Review of GAAP Income and U.S. Taxable Income.”

The Special Committee directed Moelis to inform Clearwater management of the Initial Proposal and that it would be sharing the Initial Proposal with the TRA Party Representative, which representatives of Moelis did shortly before sharing the Initial Proposal with the TRA Party Representative. The Initial Proposal was subject to, and contingent upon, approval of the Special Committee and a majority of the unaffiliated stockholders.

On July 24, 2024, representatives of Moelis shared the Initial Proposal with representatives of the TRA Party Representative, as well as the Special Committee’s rationale for the $48.5 million price set forth above in the July 21 Assumptions. Subsequently, on July 25, representatives of Moelis provided the TRA Party Representative with certain data used to support the Initial Proposal. Following receipt of the Initial Proposal, representatives of the

TRA Party Representative asked clarifying questions and informed the representatives of Moelis that the TRA Party Representative would need some time to review and respond to the Initial Proposal.

On August 27, 2024, the TRA Party Representative shared a counterproposal of $102 million for the TRA buyout, and affirmed that such counterproposal was subject to, and contingent upon, approval of the Special Committee and a majority of the unaffiliated stockholders (the “August 27 Counterproposal”). The August 27 Counterproposal was based on (i) the TRA Party Representative’s view that the TRA assets and assumed TRA payments to the TRA Parties should be evaluated over a five-year period rather than a three-year period, (ii) a 6.5% discount rate used to calculate the net present value of future payments, which was the same discount rate set forth in the change-in-control termination payment mechanics in the TRA and (iii) assuming an Early Conversion. Following receipt of the August 27 Counterproposal, representatives of Moelis asked clarifying questions of the TRA Party Representative on behalf of the Special Committee.

On August 30, 2024, the Special Committee met to review the August 27 Counterproposal, with representatives of Moelis and Goodwin in attendance. At the meeting, representatives of Moelis presented their preliminary financial analysis and observations on the August 27 Counterproposal. After weighing the considerations for evaluating the TRA assets over a three-year period and a five-year period, the Special Committee determined to ask Clearwater management to update the Three-Year Projections to include two additional years of taxable income projections, together with the key assumptions and inputs for such, so that the Special Committee could better assess the possible value of the TRA assets before determining a course of action in response to the August 27 Counterproposal. The Special Committee noted that the tax benefits from the TRA assets, and related TRA payments, could continue indefinitely, so it was not unreasonable to assess the valuation of such based on five years of taxable income projections. The Special Committee directed Moelis to discuss with Clearwater management such request to include two additional years of taxable income in the Three-Year Projections and the practicability of such, and for Moelis and the Tax Advisor to diligence the key assumptions and inputs for the two additional years.
From August 30, 2024 through September 7, 2024, representatives of Moelis and the Tax Advisor met with Clearwater management, together with the Special Committee, on several occasions to discuss the request to include two additional years of taxable income projections in the Three-Year Projections, and to understand the relevant key assumptions and inputs. Representatives of Moelis provided the Special Committee with regular updates on such discussions.
On September 10, 2024, Clearwater management provided Moelis and the Tax Advisor with the updated financial projections, which included two additional years of revenue and U.S. Taxable Income projections, resulting in a five-year forecast period for Clearwater’s TRA payment obligations (the “Five-Year Projections”). Following receipt of the Five-Year Projections, representatives of Moelis and the Tax Advisor conducted further diligence on the Five-Year Projections and the relevant assumptions and inputs. A summary of the information provided in the Five-Year Projections is set forth in the section titled “—Certain Unaudited Prospective Financial and TRA Information of the Company.”
On September 18, 2024, at a Special Committee meeting with representatives of Goodwin in attendance, a representative of Moelis reviewed with the Special Committee the Five-Year Projections received from Clearwater management, including Moelis’ preliminary view that the Five-Year Projections increased the valuation of the TRA Assets when compared to the Three-Year Projections, as well as other key assumptions and inputs underlying Moelis’ updated preliminary financial analysis. Following discussions, the Special Committee approved the making of a TRA buyout counterproposal to the TRA Parties of $65.5 million (the “September 18 Proposal”), which was based on (i) the Special Committee’s view on the TRA assets and assumed TRA payments to the TRA Parties based on the Five-Year Projections for the five-year period beginning January 2025 and ending December 2029, (ii) a 20% discount rate used to calculate the net present value of future payments, which the Special Committee believed was within the range of reasonable discount rates for evaluating investments in the private equity industry and (iii) assuming an Early Conversion (collectively, the “September 18 Assumptions”), which would result in higher TRA payments than if such holders converted their LLC units in a Late Conversion. The Special Committee directed Moelis to inform Clearwater management of the September 18 Proposal and that it would be sharing the September 18 Proposal with the TRA Party Representative.

On September 19, 2024, representatives of Moelis shared the September 18 Proposal with representatives of the TRA Party Representative, as well as the Special Committee’s rationale for the $65.5 million price set forth above in the September 18 Assumptions. Representatives of Moelis subsequently provided the TRA Party Representative with certain data used to support the September 18 Proposal. Following receipt of the September 18 Proposal, representatives of the TRA Party Representative asked clarifying questions and informed the representatives of Moelis that the TRA Party Representative would need some time to review and respond to the September 18 Proposal.

On September 26, 2024, the TRA Party Representative shared with representatives of Moelis a TRA buyout counterproposal of $84 million, subject to, and contingent upon, approval of the Special Committee and a majority of the unaffiliated stockholders (the “September 26 Counterproposal”). The TRA Party Representative noted that it agreed with the use of five-year projections, however it believed a price of $84 million was reasonable based on the TRA Party Representative’s own views on valuation and its own internal assumptions, which the TRA Party Representative declined to provide at such stage.

The Special Committee convened a meeting on September 27, 2024 to discuss, among other things, the September 26 Counterproposal. At the meeting, a representative of Moelis provided the Special Committee with a summary of the September 26 Counterproposal. Representatives of Moelis and Goodwin then discussed with the Special Committee possible responses to the September 26 Counterproposal and negotiation strategies. After the Special Committee discussed its views on strategy and views on possible outcomes on price, including factors in the range of reasonable discount rates and the valuation analysis provided by Moelis to date, the Special Committee directed Moelis to set up a meeting with the TRA Party Representative to further negotiate the price.
On September 28, 2024, the Special Committee, representatives of Moelis and representatives of the TRA Party Representative met to further negotiate the TRA buyout price, and the Special Committee and the TRA Party Representative ultimately agreed on a TRA buyout price of $72.5 million, subject to, and contingent upon, entering into mutually agreeable documentation and the approval of the Special Committee, the Board and a majority of the unaffiliated stockholders.

From September 28, 2024 through October 10, 2024, at the direction of the Special Committee, Goodwin prepared initial drafts of the Amendment and the form of the Termination and Release to be attached as a schedule thereto and shared such drafts with Kirkland and Clearwater management. Kirkland and Clearwater management shared their comments to the Amendment and Termination and Release with Goodwin, which Goodwin proceeded to review prior to sharing with the Special Committee. The drafts of the Amendment and Termination and Release were then provided to and reviewed with the Special Committee.
On October 10, 2024, at the direction of the Special Committee, Goodwin delivered a draft of the Amendment and Termination and Release to the TRA Party Representative.
From October 10, 2024 through October 27, 2024, representatives of Goodwin, Kirkland and Ropes & Gray LLP (“Ropes”), outside counsel to the TRA Party Representative, exchanged revised drafts of the Amendment and Termination and Release to resolve minor technical legal points. During such time no substantive business or economic issues were raised. On October 27, 2024, the Amendment and Termination and Release were finalized.
On October 28, 2024, the Special Committee met by videoconference, with representatives of Moelis and Goodwin in attendance. The Special Committee reviewed the final terms of the proposed Amendment, including the proposed Termination and Release, copies of which were provided to the Special Committee in advance of the meeting. Representatives of Goodwin reviewed the terms of the proposed Amendment with the Special Committee and the Special Committee’s fiduciary duties in connection with the Possible TRA Buyout. A representative of Moelis then reviewed with the Special Committee Moelis' analysis and the proposed Settlement Payments of $72.5 million, and delivered to the Special Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated October 28, 2024, to the effect that, as of October 28, 2024, based upon and subject to the factors and assumptions set forth therein, the Settlement Payments of $72.5 million was fair, from a financial point of view, to the Company, other than to the TRA Parties. For a detailed discussion of Moelis’ opinion, please see the section titled “—Opinion of Moelis & Company LLC.” After discussions of the Possible TRA Buyout, the Special

Committee then unanimously (i) determined that it is advisable, fair to and in the best interests of Clearwater and the Unaffiliated Stockholders, and declared it advisable, to enter into the Amendment to provide for Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the TRA and the Amendment; (ii) recommended that the Board declare that the Amendment is advisable, fair to and in the best interests of Clearwater and the Unaffiliated Stockholders and approve the Amendment and (iii) recommended that the Board submit the Amendment to the Unaffiliated Stockholders entitled to vote thereon for adoption thereby and recommend that such stockholders adopt the Amendment.
Thereafter, upon the unanimous recommendation of the Special Committee, the Board unanimously: (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders and declared it advisable, to enter into the Amendment to provide for, among other things, Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the Amendment; (ii) approved and adopted the Amendment and approved the execution and delivery of the Amendment by the Company, the performance by the Company of its covenants and other obligations thereunder; and (iii) resolved to recommend that the Unaffiliated Stockholders adopt the Amendment and directed that such matter be submitted for consideration by such stockholders at the special meeting.
Following conclusion of the meetings of the Special Committee and the Board, the parties finalized and executed the Amendment on November 4, 2024 and, on November 6, 2024, announced the execution of the Amendment in a Current Report on Form 8-K.
Reasons for the Amendment; Recommendation of the Special Committee and the Board
The Special Committee carefully reviewed and considered the Amendment in consultation with the Special Committee’s legal, financial and tax advisors and the Special Committee unanimously: (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and declared it advisable, to enter into the Amendment to provide for Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the TRA and the Amendment; (ii) recommended that the Board declare that the Amendment is advisable, fair to and in the best interests of the Company and Unaffiliated Stockholders and approve the Amendment and (iii) resolved to recommend that the Board submit the Amendment to the Unaffiliated Stockholders entitled to vote thereon for adoption thereby and recommended that such stockholders adopt the Amendment. Accordingly, the Special Committee recommends that stockholders vote “FOR” adoption of the Amendment at the special meeting.
Upon the unanimous recommendation of the Special Committee, the Board unanimously: (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders and declared it advisable, to enter into the Amendment to provide for, among other things, Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the Amendment; (ii) approved and adopted the Amendment and approved the execution and delivery of the Amendment by the Company, the performance by the Company of its covenants and other obligations thereunder; and (iii) resolved to recommend that the Unaffiliated Stockholders adopt the Amendment and directed that such matter be submitted for consideration by such stockholders at the special meeting. Accordingly, the Board recommends that stockholders vote “FOR” adoption of the Amendment at the special meeting.
In reaching their decision to approve the Amendment, and to recommend that the Unaffiliated Stockholders adopt the Amendment, the Special Committee and the Board considered the following positive reasons to support the Amendment:
•The Special Committee’s view, in consultation with its independent advisors, that the Settlement Payments, which also covers the $23.2 million in TRA liabilities that have already been accrued for 2023 and the first six months of 2024, is expected to be less than the aggregate payment that would have been payable under the TRA and the TRA Bonus Agreements absent the Amendment (based on the Five-Year Projections and other facts and assumptions, the Settlement Payments are estimated to be approximately $29 million less than, or a 29% discount to the estimated aggregate payment of at least $102 million that would have otherwise been payable to the TRA Parties under the terms of the TRA and as bonus payments under the TRA Bonus Agreements based on the Five-Year Projections);
•The fact that the Settlement Payments, which also covers the $23.2 million in TRA liabilities that have already been accrued for 2023 and the first six months of 2024, is less than the estimated total possible TRA liability of $563 million disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed on August 1, 2024, constituting 87% of possible aggregate savings for the Company;
•The fact that the payment of the Settlement Payments represents the elimination of all future TRA obligations for only $49.3 million more than the $23.2 million in TRA liabilities reported on the Company’s balance sheet as of June 30, 2024 (or $43.7 million more than the $28.8 million in TRA liabilities reported representing the TRA liabilities associated with historical periods on the Company’s balance sheet as of September 30, 2024);
•The Company’s current cash position, which allows it to fund the Settlement Payments with cash on hand and still have significant cash on the Company’s balance sheet;
•The belief that, after an arms’-length negotiation with the TRA Party Representative (as described in more detail under the section titled “—Background of the Amendment and the TRA Buyout”), $72.5 million was the minimum amount that the TRA Party Representative was willing to accept as of the date of the Amendment and that the terms of the Amendment include the most favorable terms to the Unaffiliated Stockholders, in the aggregate, to which the TRA Party Representative would be willing to agree;
•The fact that the TRA would have represented a continuing obligation of the Company, with the TRA Parties entitled to receive ongoing payments under the TRA, which could have had a negative impact on the Company’s future operating cash flows, valuation and investor sentiment on the Company’s future performance;
•The uncertainty around the amount and duration of potential TRA payments, which could extend significantly longer than the Five-Year Projections and could adversely affect shareholder value and the Company’s cash flow. The Amendment would crystallize the amount of the TRA payments due to the TRA Parties, thus providing greater certainty to the Company and the Company’s shareholders around the Company’s future financial performance;

•The potentially negative impact of the existing TRA obligations on the Company’s ability to access incremental debt financing and/or execute on other strategic transactions;
•The fact that at this time the TRA Parties hold significant equity stakes in the Company, which would mean that the TRA Parties would benefit from any potential upside in the Company’s equity value and may therefore have been incentivized to negotiate terms of a Possible TRA Buyout that are more favorable to the Company, than they otherwise would, which may not be the case in the future;
•The Special Committee’s consideration of the oral opinion of Moelis, delivered on October 28, 2024, to the Special Committee, as to the fairness, from a financial point of view, to the Company, other than the TRA Parties, of the aggregate Settlement Payments to be paid by the Company in the TRA Buyout, based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the written opinion of Moelis, dated that same date, as more fully described below under the section of this proxy statement captioned “—Opinion of Moelis & Company LLC”;
•The Board’s consideration of the oral opinion of Moelis, delivered on October 28, 2024, to the Special Committee, as to the fairness, from a financial point of view, to the Company, other than the TRA Parties, of the aggregate Settlement Payments to be paid by the Company in the TRA Buyout, based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the written opinion of Moelis, dated that same date, as more fully described below under the section of this proxy statement captioned “—Opinion of Moelis & Company LLC”;
•The fact that the Board established an independent Special Committee comprised of members of the Board who were determined to be independent of the Company’s management and the TRA Parties, who have no personal financial interest in the Possible TRA Buyout, and who do not otherwise have any conflicts of interest with respect to the Possible TRA Buyout, to review and evaluate the implications of the Possible TRA Buyout and to consider and recommend actions concerning the TRA;
•The fact that the Special Committee’s authority in connection with the Possible TRA Buyout included, without limitation, evaluating, negotiating, and/or rejecting, as the Special Committee deemed appropriate, the terms of any Possible TRA Buyout;
•The fact that the Special Committee was unanimous in its determination to recommend that the Company’s Unaffiliated Stockholders adopt the Amendment;
•The fact that the Board was unanimous in its determination to recommend that the Company’s Unaffiliated Stockholders adopt the Amendment; and
•The fact that the Amendment will be subject to approval and adoption by the majority of Unaffiliated Stockholders.
In the course of its deliberations, the Special Committee and the Board also considered, among other things, the following negative factors:
•If the Company does not generate sufficient taxable income in future years, the Settlement Payments of $72.5 million could exceed the future payment obligations that would become payable under the TRA absent the Amendment;
•The Amendment may reduce capital available for other strategic opportunities;
•The costs involved in connection with entering into the Amendment;
•The interests that certain directors and executive officers of the Company may have with respect to the TRA as described in the section of this proxy statement titled “Interests of Executive Officers and Directors of the Company in the Amendment and the TRA Buyout”;
•The fact that the Settlement Payments under the Amendment represent a 212% premium to the $23.2 million TRA liability reported on the Company’s balance sheet as of June 30, 2024; however, as described elsewhere, the TRA liability reported on the Company’s balance sheet only represents the TRA liability associated with historical periods and does not capture the potential value of future TRA payments; and
•The possibility that a majority of the Company’s Unaffiliated Stockholders will not vote in favor of the TRA buyout transactions.
The preceding discussion of the information and factors considered by the Special Committee and the Board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with their evaluation of the Amendment and the complexity of these matters, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching their respective determinations. In considering the factors described above and any other factors, individual members of the Special Committee and the Board may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, the Special Committee and the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Special Committee and the

Board, but rather the Special Committee and the Board conducted an overall review of the factors described above, including discussions with the Company’s senior management and legal, financial and tax advisors.
The foregoing discussion of the reasoning of the Special Committee and the Board and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section of this proxy statement titled “Cautionary Note Regarding Forward-Looking Statements.”
Opinion of Moelis & Company LLC
At a meeting of the Special Committee on October 28, 2024 to evaluate and approve the TRA Buyout, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated October 28, 2024, addressed to the Special Committee to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the written opinion, the aggregate Settlement Payments to be paid by the Company in the TRA Buyout was fair, from a financial point of view, to the Company, other than the TRA Parties.
The full text of Moelis’ written opinion dated October 28, 2024, which sets forth the assumptions made, procedures followed, matters considered and other limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Special Committee (solely in its capacity as such) in its evaluation of the TRA Buyout. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the aggregate Settlement Payments to be paid by the Company and does not address the Company’s underlying business decision to effect the TRA Buyout or the relative merits of the TRA Buyout as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the TRA Buyout or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:
•reviewed certain publicly available business and financial information relating to the Company;
•reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company, including financial forecasts of U.S. taxable income of the Company provided to or discussed with Moelis by the management of the Company calculated (i) pursuant to generally accepted accounting principles (“GAAP”) for purposes of determining the amount of the TRA deferred tax assets and corresponding TRA liabilities on the Company’s balance sheet and (ii) under the Internal Revenue Code of 1986 for purposes of determining the TRA payments the Company is obligated to pay under the TRA to the TRA Parties (including payments under the TRA Bonus Agreements to the TRA Bonus Recipients) for the five-year period ending December 2029 (the “Management Forecasts”);
•reviewed certain internal information relating to forecasted payments under the Company’s TRA obligations (including under the TRA Bonus Agreements) relating to the corresponding periods of the Management Forecasts, provided to or discussed with Moelis by the Special Committee and its tax advisors (the “Projected TRA Payments”);
•conducted discussions with members of the senior management and advisors and other representatives of the Company, as well as members of the Special Committee and the Special

Committee’s tax advisors, concerning the information described in the foregoing, as well as the businesses and prospects of the Company generally;
•reviewed the financial terms of certain other transactions that Moelis deemed appropriate;
•reviewed (i) the TRA; (ii) form of TRA Bonus Agreement; (iii) a draft labelled “Final Form” of the Amendment; and (iv) a draft labelled “Execution Version” of the form of TRA Termination and Release (together with the Amendment, the “Transaction Agreements”) by and between the Company and each TRA Party;
•participated in certain discussions and negotiations among representatives of the Special Committee, Welsh Carson and their respective advisors; and
•conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
The Transaction Agreements, together with the TRA and the TRA Bonus Agreements, are referred to in this section as the “Agreements.”
In connection with its analysis and opinion, Moelis relied on the information supplied to, discussed with or reviewed by Moelis being complete and accurate in all material respects. Moelis did not independently verify any such information (or assume any responsibility for the independent verification of any such information). Moelis also relied on the representation of the Company’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters, including the amount of TRA obligations reflected in the financial statements of the Company under GAAP. With respect to the Management Forecasts referred to above, Moelis assumed, at the direction of the Special Committee, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. With respect to the Projected TRA Payments referred to above, Moelis assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future Projected TRA Payments to be made by the Company and the Special Committee directed Moelis to use such Projected TRA Payments for purposes of its analyses and opinion. Moelis also assumed, at the direction of the Special Committee, that the Company would be obligated to make payments under the TRA (and the TRA Bonus Agreements) (for purposes of this section, referred to collectively as, “TRA Payments”) of no less than the Projected TRA Payments at the times and in the amounts projected. Moelis expressed no views as to the reasonableness of the Management Forecasts or the Projected TRA Payments or the assumptions on which they were based. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company (other than the estimated value of the Projected TRA Payments underlying Moelis’ analyses and opinion), nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address the Company’s underlying business decision to effect the TRA Buyout or the relative merits of the TRA Buyout as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion did not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, nor did it, offer any opinion as to any terms of the Agreements or any aspect or implication of the TRA Buyout, except for the fairness of the aggregate Settlement Payments from a financial point of view to the Company, other than the TRA Parties. Moelis did not express any opinion as to fair value, viability or the solvency of the Company following the closing of the TRA Buyout. In rendering its opinion, Moelis assumed, that the final executed forms of the draft Transaction Agreements would not differ in any material respect from the drafts that Moelis reviewed, that the TRA Buyout would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party set forth in the Agreements were accurate and correct, and that the parties to the Agreements would comply with all the material terms of the Agreements. Moelis assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the TRA Buyout would be obtained except to the extent that could not be material to Moelis’ analysis.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion. As the Special Committee was aware, interest rates have been experiencing unusual volatility and Moelis expressed no opinion or view as to any potential effects of such volatility on the value of the Projected TRA Payments.
Moelis’ opinion did not address the fairness of the TRA Buyout or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the TRA Buyout, or any class of such persons, whether relative to the aggregate Settlement Payments or otherwise.
Financial Analyses and Review
The following is a summary of the material financial analyses and review presented by Moelis to the Special Committee at a meeting held on October 28, 2024, in connection with its opinion.
Review of GAAP Income vs. U.S. Taxable Income
As part of its diligence in connection with preparation of its financial analyses and to assist the Special Committee in its understanding of the Company’s treatment of its TRA assets and obligations for financial reporting purposes as compared to the Company’s taxable income calculations, Moelis conducted discussions with Company management, the Special Committee and their respective other advisors, regarding the Company’s treatment of its TRA obligations for financial reporting purposes and the Company’s taxable income calculation methodologies. Set forth below is a summary of information and data provided to Moelis by the Company and its other advisors as part of that diligence.
The Company accounts for amounts payable under the TRA in two parts. The first is to accrue the TRA liability that has been incurred as of the applicable balance sheet date. Currently that amount is approximately $28.8 million as of September 30, 2024. The second is to determine and consider recording the TRA liability related to the future cash tax savings it projects it will receive with respect to the future amortization and depreciation of assets covered under the TRA (“TRA tax attributes”) that is probable and reasonably estimable pursuant to accounting guidance under ASC 450. The Company determines the amount that is probable and reasonably estimable by using the “Mirroring Approach”, which is one of the acceptable methodologies for accounting for a TRA liability pursuant to accounting guidance under ASC 450. Under the Mirroring Approach, the TRA liability related to future years is determined by mirroring the net deferred tax asset (“DTA” or “DTAs”) balance such that the TRA liability is 85% of the net DTA balance it records with respect to its TRA tax attributes (the “TRA Attribute DTA”). Thus, the extent to which future years’ TRA liabilities are recorded on the balance sheet is a function of the Company’s TRA Attribute DTA balance.
The TRA tax attributes are deductible for tax purposes over time, but there is not a corresponding U.S. GAAP deduction, which generally creates a DTA. In order to determine if the DTA is realizable, or if it needs to record a valuation allowance against such DTA, the Company looks to positive and negative evidence outlined under accounting guidance pursuant to ASC 740. All available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under tax law, and adjusted U.S. GAAP results of recent operations is considered. The future projected income evidence is generally weighted less heavily because it is uncertain. Due to presumptive negative evidence that it is not more likely than not that the Company will realize the benefit of its DTAs, the Company has recorded a full valuation allowance against its DTAs in the U.S. (which includes the TRA Attribute DTA). As the Company determined it is not more likely than not that the Company’s TRA Attribute DTA is realizable, the Company also determined it is not probable that the Company will receive future cash tax savings from the future amortization and depreciation associated with its TRA tax attributes. Therefore, the Company did not record a TRA liability related to future years in accordance with the methodology of the Mirroring Approach.
The Company did not record a TRA liability related to future years. However, the Company has recorded a TRA liability related to its current year cash tax savings associated with its TRA tax attributes generated by current year positive U.S. Taxable Income of the Company. The Company has had positive U.S. Taxable Income significantly greater than its Adjusted U.S. GAAP Income in tax years 2022 and 2023. This is primarily related to timing differences between the Company’s U.S. Taxable Income and its Adjusted U.S. GAAP Income. The Company’s estimated U.S. Taxable Income differs from its estimated Adjusted U.S. GAAP Income in several important respects. The two most material respects are: (i) treatment of research and development (“R&D”) expenditures, and (ii) treatment of stock-based compensation, which are summarized below.
•R&D Expenditures: For the Company’s U.S. Taxable Income, R&D expenditures are amortized over 5 years for domestic expenditures and 15 years for foreign expenditures, both using the straight-line method. For Adjusted U.S. GAAP Income, R&D expenditures are fully expensed in the year in which they are incurred. Everything else being equal, this results in higher U.S. Taxable Income of the Company than Adjusted U.S. GAAP Income for any given year in which R&D is incurred.
•Stock-Based Compensation: For the Company’s U.S. Taxable Income, stock-based compensation expenditures (not in excess of certain limits) are recognized as expense at the vesting date (for restricted/performance stock units) or exercise date (for options). For Adjusted U.S. GAAP Income, stock-based compensation expenditures are recognized as expense over the span of the vesting period (using the straight line or “grading” method, depending on the type of award). Everything else being equal, this results in the Company’s U.S. Taxable Income being higher than its Adjusted U.S. GAAP Income for any given year in which stock-based compensation is incurred and vests over a multi-year period (or for which options are not exercised or are not exercisable in such given year).
•These differences resulted in the following differences between (i) the Company’s U.S. Taxable Income used to determine payments to TRA beneficiaries and (ii) the Company’s Adjusted U.S. GAAP Income used for the DTA valuation allowance analysis for fiscal years 2021, 2022 and 2023:

($ in millions)	2021	2022	2023
Domestic Income (Loss) Before Income Taxes	($11)	($9)	($11)
(+) Permanent Items and One-Time Adjustments	23	12	13
Adjusted U.S. GAAP Income⁽¹⁾	$12	$2	$1
(-) Adjusted U.S. GAAP Income⁽²⁾	(33)	(15)	(20)
Adjusted OpCo U.S. GAAP Income⁽²⁾	($21)	($12)	($18)
(+) OpCo Temporary Items	15	84	117
R&D Expenditures⁽³⁾	–	51	69
Stock Based Compensation Expenditures⁽⁴⁾	28	35	47
Other Temporary Items	(13)	(3)	1
(+/-) OpCo Temporary Items Not Attributable to the Company	2	(15)	(17)
U.S. Taxable Income of the Company⁽⁵⁾	($4)	$56	$81
(1)Includes permanent items and one-time adjustments. Adjusted U.S. GAAP Income is used in the valuation allowance analysis under ASC 740.
(2)Includes permanent items and one-time adjustments.
(3)Represents the aggregate net differential between R&D expenditures included in the calculation of Adjusted U.S. GAAP Income and R&D expenditures included in the calculation of U.S. Taxable Income of the Company.

(4)Represents the aggregate net differential between stock-based compensation expenditures included in the calculation of Adjusted U.S. GAAP Income and R&D expenditures included in the calculation of U.S. Taxable Income of the Company.
(5)Represents the Company’s share of OpCo’s U.S. Taxable Income. U.S. Taxable Income of the Company is used to determine payments to TRA beneficiaries.

Financial Analyses
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
Discounted Cash Flow Analysis
Moelis performed a discounted cash flow (“DCF”) analysis of the Projected TRA Payments using the Projected TRA Payments to calculate their present value of over the projection period. In performing its discounted cash flow analysis, Moelis used a range of discount rates of 10.00% to 13.50% based on an estimate of the Company’s weighted average cost of capital, as well as its estimated cost of equity. Moelis selected this discount rate to reflect the risk profile associated with the Projected TRA Payments, as utilization of the tax attributes is reliant upon the Company's U.S. taxable income. The estimated weighted average cost of capital range and estimated cost of equity were derived using the Capital Asset Pricing Model, as well as a size premium.
Moelis applied this range of discount rates to the estimated Projected TRA Payments over the projection period from December 31, 2025 through December 31, 2030, which reflected projected U.S. taxable income from January 1, 2024 through December 31, 2029, and an assumption that Projected TRA Payments would be made at the end of the calendar year immediately following the year in which the U.S. taxable income was generated and the corresponding tax attributes were used (discounted to September 30, 2024, using the end-of-year discounting convention). Moelis included in its analysis accrued but unpaid TRA Payments related to U.S. taxable income for calendar years 2022 and 2023 (assumed to be paid by December 31, 2024) on an undiscounted basis.
In performing its DCF analysis, Moelis took into account both (i) existing tax attributes associated with previously converted OpCo LLC Units, and (ii) future tax attributes to be created as a result of current holders of LLC Units converting such units into shares of Company common stock. The tax attributes to be created by future conversions of LLC Units are subject to several variables, including (i) the timing at which the LLC Units are converted and (ii) the share price of the Company’s Class A Common Stock at the time of such conversion. In estimating the amount of tax attributes to be created by the future conversion of LLC Units, Moelis assumed a constant share price of the Company’s Class A Common Stock into which LLC Units are converted in the future equal to $25.63, the 30-day volume weighted average price of the Company’s Class A Common Stock as of October 24, 2024. In consultation with the Special Committee, Moelis utilized two scenarios based on differing assumptions regarding the timing of the conversion of LLC Units. In one scenario, Moelis assumed conversion of all outstanding LLC Units at December 31, 2024 (the “Early Conversion Date”). In the other scenario, Moelis assumed conversion of all outstanding LLC Units at December 31, 2028 (the “Late Conversion Date”). Moelis selected the Late Conversion Date based on (i) the fact that the current LLC Unit holders are primarily comprised of the Principal Equity Owners, which are private equity funds, (ii) an assumption that LLC Units would be monetized no later than the end of each LLC Unit holder’s fund life and (iii) the position held by certain vehicles affiliated with Welsh Carson as the holder of the largest TRA obligations and the assumption that their formation dates suggest that the typical 10-year fund lifespan will result in a wind down of the Welsh Carson vehicles in 2029.

This DCF analysis did not reflect any present value of potential TRA Payments post-2030 (relating to any U.S. taxable income subsequent to December 31, 2029) because neither Company management nor the Special Committee approved any projections for use by Moelis subsequent to calendar year-end 2029. Accordingly, any incremental TRA Payment value attributable to post-2030 periods was not reflected in this DCF analysis.

This analysis indicated the following implied present value reference ranges of the Projected TRA Payments, as compared to the aggregate Settlement Payments:

($ in millions)
Implied Present Value Reference Range Based On:
Early Conversion Date	Late Conversion Date	Aggregate Settlement Payments
$78 - $86	$72 - $79	$72.5
Other Information
Moelis also noted for the Special Committee the following information that was not considered part of Moelis’ financial analyses with respect to its opinion but was provided for reference purposes:
Discounted Cash Flow Analyses Based on Alternative Discount Rates and Other Methodologies; Financial Statement Amounts
Moelis also performed certain DCF analyses using the same methodologies as described above, but based on (i) an assumed discount rate of 25%, reflecting an illustrative estimate of a required return on private equity capital (and which was included in a preliminary analysis provided to Moelis by Company management), and (ii) 5.83%, reflecting the discount rate contemplated by the TRA for purposes of calculating any early termination amount (the lesser of (i) 6.50% and (ii) SOFR plus 100 basis points). These analyses indicated the following implied present value reference ranges of the TRA Payments reflecting both the Early Conversion Date and Late Conversion Date scenarios:
•25% Discount Rate: $57 million to $62 million; and

•5.83% Discount Rate: $88 million to $96 million.
Moelis also provided the Special Committee with the computation prepared by the Tax Advisor regarding the TRA payment that would be required through year-end 2030 in respect of Projected TRA Payments for the projection period under the TRA in the event the TRA was terminated effective December 31, 2024 (the “Contractual Early Termination”), as well as the balance sheet liability and estimated total future TRA Payments (undiscounted) as set forth in the Company’s most recent publicly disclosed financial statements. These amounts were as follows:
•Contractual Early Termination: $266 million;
•Balance Sheet as of September 30, 2024: approximately $29 million; and

•Estimated Total Future TRA Payments (undiscounted), as of September 30, 2024: approximately $614 million.
Selected Precedent TRA Obligation Buyout Transactions Summary
Moelis reviewed certain financial information (to the extent publicly available) related to ten precedent transactions involving TRA obligation buyouts since 2019 (the “Selected Precedent TRA Obligation Buyout Transactions”). The Selected Precedent TRA Obligation Buyout Transactions each involved a completed TRA obligation buyout in a transaction independent of an M&A transaction. These transactions involved the following companies: Vistra Corp.; Summit Materials, Inc.; Shoals Technologies Group, Inc.; KKR & Co. Inc.; Apollo Global Management, Inc.; Vertiv Holdings Co; Premier, Inc.; GoDaddy, Inc.; The Carlyle Group, Inc.; and Clarivate Plc. Moelis noted that each of the Selected Precedent TRA Obligation Buyout Transactions were unique, driven by a different set of considerations and motivations and, as such, were not directly comparable to the TRA Buyout. In addition, the lack of uniformity of the type of publicly available financial information for each such transaction further limited the ability to meaningfully compare such transactions to the TRA Buyout.
This review resulted in the following high, low, mean and median data for the available information on the following topics: (i) relative size of the TRA payment compared to the then-current balance sheet liability (high: 385% premium; low: 64% discount; mean: 61% premium; median: 12% discount), (ii) relative size of the TRA payment compared to the stated value of future TRA payments (high: 48% discount; low: 64% discount; mean: 56% discount; median: 55% discount) and (iii) relative size of the TRA payment to the stated present value of future TRA payments (high: 2% discount; low: 38% discount; mean: 24% discount; median: 28% discount).
Miscellaneous
This summary of the analyses is not a complete description of the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No transaction used in the analyses described above is identical or directly comparable to the Company or the TRA Buyout. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which TRA obligations actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company nor Moelis or any other person assumes responsibility if future results are materially different from those forecasts.
The aggregate Settlement Payments was determined through arm’s length negotiations between the Special Committee and the TRA Party Representative to the Amendment and was approved by the Special Committee and the Board. Moelis did not recommend any specific consideration to the Special Committee or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration in connection with the TRA Buyout.
Moelis acted as financial advisor to the Special Committee in connection with the TRA Buyout and is entitled to receive a fee currently estimated to be approximately $3.75 million, in the aggregate, $250,000 of which became payable to Moelis prior to the delivery of its opinion, $1.0 million of which became payable to Moelis in connection with the delivery of its opinion, and $2.5 million of which is contingent upon the consummation of the TRA Buyout. The Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Furthermore, the Company has also agreed to reimburse Moelis for its reasonable expenses, including fees of outside counsel, incurred in connection with its engagement. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings and valuations for corporate and other purposes.
Moelis’ affiliates, employees, officers and partners may, at any time, own securities (long or short) of the Company. In the two years prior to the date of the engagement letter, dated April 3, 3024, among the Company, the Special Committee and Moelis (the “Engagement Letter”), Moelis had not provided investment banking services to the Company. In the three years prior to the date of the Engagement Letter, Moelis acted as financial advisor to an affiliate of Welsh Carson in a sell-side transaction, for which Moelis received aggregate fees of approximately $5.0 million. In the three years prior to the date of the Engagement Letter, Moelis acted as financial advisor to Warburg Pincus and/or its affiliates in two buy-side transactions, for which Moelis received aggregate fees of approximately $10.0 million. In the three years prior to the date of the Engagement Letter, Moelis acted as financial advisor to

Permira in connection with four investment transactions, for which Moelis received aggregate fees of approximately $4.1 million. In the future, Moelis may provide investment banking services to the Company and its affiliates, and would expect to receive compensation for such services.
Certain Unaudited Prospective Financial and TRA Information of the Company
The Company’s senior management from time to time prepares internal projections of the Company’s expected financial performance as part of its ongoing management of the Company’s business. However, other than guidance in connection with the Company’s regularly-scheduled earnings releases, these projections are not publicly disclosed due to, among other reasons, the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, the Company does not endorse projections or other Unaudited Prospective Financial and TRA Information, beyond the guidance provided in its regularly-scheduled earnings releases, as a reliable indication of future results. However, the Company is including certain unaudited prospective financial and TRA information (the “Unaudited Prospective Financial and TRA Information”) in order to provide stockholders access to a summary of certain non-public Unaudited Prospective Financial and TRA Information relating to its estimated future TRA payment obligations that was made available to the Board and to the Special Committee in connection with their consideration of the Amendment and the TRA Buyout, and which were provided to Moelis in connection with the rendering of its opinion to the Special Committee and performing its related financial analyses. Although the TRA liabilities are not of limited duration, the Company’s senior management determined that it was not practicable to prepare Unaudited Prospective Financial and TRA Information for time periods beyond those presented in the Unaudited Prospective Financial and TRA Information provided below. At the direction of the Special Committee, Moelis used and relied upon the Unaudited Prospective Financial and TRA Information in connection with its financial analyses for the purpose of its opinion, as summarized in the section titled “—Opinion of Moelis & Company LLC.”
The Unaudited Prospective Financial and TRA Information sets forth the Company’s projected revenue for the periods presented, the U.S. taxable income based on the projected revenue for such periods, and the expected TRA payments that are payable under the TRA based on the U.S. taxable income for such periods, without giving effect to the Amendment or the TRA Buyout.
The inclusion of the Unaudited Prospective Financial and TRA Information in this proxy statement should not be regarded as an indication that any of the Company or any of its affiliates, advisors or representatives have considered the Unaudited Prospective Financial and TRA Information to be predictive of actual future events, and the Unaudited Prospective Financial and TRA Information should not be relied upon as such. This summary of the Unaudited Prospective Financial and TRA Information is not being included in this proxy statement to influence your decision whether to vote in favor of any proposal. The Company advises the recipients of the Unaudited Prospective Financial and TRA Information that its internal financial forecasts upon which the Unaudited Prospective Financial and TRA Information were based are subjective in many respects.
Although presented with numerical specificity, the Unaudited Prospective Financial and TRA Information was based on numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable, taking into account the relevant information available to management. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of the Company. Important factors that may cause the Company’s actual results and future TRA payments to vary from the Unaudited Prospective Financial and TRA Information include, but are not limited to, risks and uncertainties relating to the business of the Company (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory and competitive environment, including changes in applicable tax laws, changes in technology, general business and economic conditions and other risk factors referenced in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information.” Various assumptions underlying the Unaudited Prospective Financial and TRA Information may not prove to have been, or may no longer be, accurate. The projected results and TRA payments presented in the Unaudited Prospective Financial and TRA Information may not be realized, and actual results and TRA payments may be significantly higher or lower than projected in the Unaudited Prospective Financial and TRA Information. In particular, the estimation of a liability under the TRA is, by its nature, imprecise and subject to significant assumptions regarding a number of factors, including (but not limited to) the amount and timing of U.S. taxable income generated by the Company each year as well as the tax rate then applicable. The Unaudited Prospective Financial and TRA Information also reflect assumptions as to certain business strategies or plans that are subject to change. The Unaudited Prospective Financial and TRA Information does not take into account any subsequent circumstances or events. The Unaudited Prospective Financial and TRA Information cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Unaudited Prospective Financial and TRA Information in this proxy statement should not be relied on as necessarily predictive of actual future events and actual results and TRA payments may differ materially (and will differ materially if the TRA Buyout is consummated) from those presented in the Unaudited Prospective Financial and TRA Information. For all of these reasons, the Unaudited Prospective Financial and TRA Information, and the assumptions upon which they are based, (i) are not guarantees of future results or TRA payments; (ii) are inherently speculative; and (iii) are subject to a number of risks and uncertainties. As a result, actual results may differ materially from those contained in the Unaudited Prospective Financial and TRA Information. Accordingly, there can be no assurance that the projected results or TRA payments presented in the Unaudited Prospective Financial and TRA Information will be realized.
The Unaudited Prospective Financial and TRA Information was prepared solely for internal use and to assist the Special Committee and the Board with their consideration and evaluation of the Amendment and the TRA Buyout, and Moelis with its financial analyses and opinion, and although they were prepared on an accounting basis consistent with the Company’s financial statements, they were not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Unaudited Prospective Financial and TRA Information included in this proxy statement was prepared by, and are the responsibility of, the Company. Neither the Company’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Unaudited Prospective Financial and TRA Information, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
For these reasons, as well as the basis and assumptions on which the Unaudited Prospective Financial and TRA Information were compiled, the inclusion of the Unaudited Prospective Financial and TRA Information in this proxy statement should not be regarded as an indication that such Unaudited Prospective Financial and TRA Information will be an accurate prediction of future events, and they should not be relied on as such. None of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Moelis) can give you any assurance that actual results and TRA payments will not differ from those presented in the Unaudited Prospective Financial and TRA Information. Except as required by applicable law, none of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Moelis) undertake any obligation to update or otherwise revise or reconcile the Unaudited Prospective Financial and TRA Information to reflect future circumstances or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Unaudited Prospective Financial and TRA Information set forth below. None of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Moelis) intend to make publicly available any update or other revision to the Unaudited Prospective Financial and TRA Information. In addition, none of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Moelis) have made, make, or are authorized in the future to make, any representation to any stockholder or other person regarding the Company’s ultimate performance or the actual TRA payments the Company makes under the TRA compared to the information contained in the Unaudited Prospective Financial and TRA Information or that projected results or TRA payments will be realized, and any statements to the contrary should be disregarded. The Company has made no representation to the TRA Parties, in the Amendment or otherwise, concerning the Unaudited Prospective Financial and TRA Information.
The following table summarizes the Unaudited Prospective Financial and TRA Information for the fiscal years presented below:

($ in millions)	2024E	2025E	2026E	2027E⁽6⁾	2028E	2029E	2030E
Revenue	$443	$529	$633	$760	$912	$1,094	N.A.
U.S. Taxable Income ⁽¹⁾	$130	$134	$138	$158	$178	$227	N.A.
TRA Payments ⁽²⁾
Early Conversion ⁽³⁾	$16⁽⁵⁾	$19	$14	$14	$16	$17	$20
Late Conversion ⁽⁴⁾	$16⁽⁵⁾	$19	$11	$12	$13	$14	$19

(1)
Represents the Company’s share of OpCo’s U.S. taxable income. For more information on how the Company has historically calculated its U.S. taxable income, see “—Opinion of Moelis & Company LLC—Review of GAAP Income and U.S. Taxable Income.”

(2)	TRA payments represent the utilization of tax attributes related to taxable income from the prior year. The TRA payments are assumed to occur on December 31 in the year after the tax attributes are utilized (e.g., the 2025 payment of $19 million is expected to be paid on December 31, 2025 and is related to utilization of tax attributes in tax year 2024). Such computations were prepared with the assistance of the Tax Advisor.
(3)	Assumes that the remaining OpCo units are converted at the Company’s 30-day VWAP as of October 24, 2024 of $25.63, with conversions taking place on December 31, 2024. Interest on delayed TRA payments are assumed to be de minimis and, therefore, excluded from the analysis.
(4)
Assumes that the remaining OpCo units are converted at the Company’s 30-day VWAP as of October 24, 2024 of $25.63, with conversions taking place on December 31, 2028. Interest on delayed TRA payments are assumed to be de minimis and therefore excluded from the analysis.

(5)	Includes $16 million of TRA payments related to the Company’s 2022 and 2023 TRA attribute utilization, which have been accrued but not yet paid.
(6)
The Company’s management originally prepared the Three-Year Projections, which only included estimated Revenue and U.S. Taxable Income through 2027E and TRA payments through 2028E. Following discussion, the Company’s management prepared the Five-Year Projections by expanding the Three-Year Projections to also including estimated Revenue and U.S. Taxable Income through 2029E and TRA payments through 2030E. See the section titled “—Background of the Amendment and the TRA Buyout” for more discussion.

Certain Effects of the Amendment on the Company
Prior to the execution and effectiveness of the Amendment, the Company is required under the TRA to make cash payments to the TRA Parties, collectively, equal to 85% (less payments made under the TRA Bonus Agreements (as defined below)) of the tax benefits, if any, that the Company actually realizes, or, in some circumstances, is deemed to realize, as a result of certain tax attributes defined in the TRA. The Company is also party to certain TRA Bonus Agreements, each dated as of September 28, 2021, by and among the Company and the TRA Bonus Recipients, who are executive officers of the Company. Pursuant to the terms of the TRA Bonus Agreements, when certain of the TRA Parties are paid pursuant to the TRA, the TRA Bonus Recipients would be eligible to receive an amount of up to 4.6% of the aggregate of the payments that would have been made to such TRA Parties under the TRA but for the amounts payable under the TRA Bonus Agreements, subject to each TRA Bonus Recipient’s continued employment through the applicable payment date.
Upon the effectiveness of the Amendment, the Company will make aggregate one-time Settlement Payments in a gross amount of approximately $72.5 million, inclusive of approximately $69.2 million to be paid to the TRA Parties (net of the TRA Bonus Payments) and approximately $3.3 million in TRA Bonus Payments to be paid to the TRA Bonus Recipients, as consideration for the complete and full termination of the Company’s payment obligations (past, current and future) under the TRA and the relinquishing of all payment rights (past, current and future) of the TRA Parties under the TRA. The TRA Bonus Payments are being paid to the TRA Bonus Recipients pursuant to the requirements of their respective TRA Bonus Agreements to make cash bonus payments to the TRA

Bonus Recipients as a result of the payment of the Settlement Payments. A substantial portion of the aggregate Settlement Payments will be made to the TRA Parties that are affiliates of Welsh Carson and a significant portion of the remaining Settlement Payments will be made to the TRA Parties that are affiliates of Permira and Warburg Pincus. The Settlement Payments to be made by the Company (including the TRA Bonus Payments) will be funded by a pro rata cash distribution by OpCo to owners of its LLC Units in an aggregate amount equal to approximately $81.6 million, of which $72.5 million will be distributed to the Company and approximately $9.0 million will be distributed to certain affiliates of Welsh Carson, each in their capacities as owners of OpCo’s LLC Units in accordance with the terms of the operating agreement of OpCo. No Settlement Payments (including TRA Bonus Payments) will be made to any Unaffiliated Stockholders in connection with the effectiveness of the Amendment or the consummation of the TRA Buyout. Following the consummation of the TRA Buyout, the Company will continue to receive in full the tax benefits, if any, that the Company realizes as a result of the tax attributes defined in the TRA, but will no longer be required to make any cash payments to the TRA Parties as a result of such tax benefits, including the $28.8 million in TRA liabilities reported on the Company’s balance sheet as of September 30, 2024.
If the Amendment does not come into effect, the TRA will remain in place and the Company shall continue to be subject to the obligations set forth therein to make payments to the TRA Parties in accordance with the existing terms and provisions of the TRA, without any modification by the provisions set forth in the Amendment. Pursuant to the existing terms and provisions of the TRA, the Company is required to make cash payments to the TRA Parties equal to 85% (less payments made under the TRA Bonus Agreements) of the amount of any tax benefits that the Company actually realizes, or in some cases is deemed to realize, as a result of (i) the Company’s allocable share of the Blocker’s (as defined in the TRA) share of existing tax basis acquired in connection with the Company’s initial public offering and reorganizational transactions related thereto and certain tax attributes of the Blockers, including net operating losses; (ii) certain increases in the tax basis of assets of OpCo and its subsidiaries resulting from purchases or exchanges of OpCo LLC Units; (iii) payments made under the TRA Bonus Agreements; and (iv) certain other tax benefits related to the Company’s entry into the TRA, including tax benefits attributable to certain payments that the Company makes under the TRA. If the TRA remains in place, we expect the payments that the Company is required to make under the TRA will be substantial. As of September 30, 2024 and assuming that there are no material changes in relevant tax law and that the Company earns sufficient taxable income to realize all tax benefits subject to the TRA, the estimated total tax savings subject to the TRA would aggregate to approximately $722 million. Under this scenario, the estimated total possible TRA liability that we would be required to pay the other parties to the TRA and under the TRA Bonus Agreements is approximately 85% of such amount, or $614 million. This anticipated $614 million of total TRA liabilities reflects the Company’s estimate as of September 30, 2024, is based on various assumptions and may not reflect the actual total amount of TRA liabilities the Company would have to pay if the TRA were to remain in place. The actual amounts we will be required to pay may materially differ from such estimated amounts due to, among other factors, changes in the market value of our common stock, which impact the potential future tax savings we are deemed to realize. Additionally, under certain circumstances, including certain mergers, asset sales or other forms of business combinations and changes of control, and material breaches of our obligations under the TRA, our obligations to make payments under the TRA and the TRA Bonus Agreements will accelerate and become immediately due and payable. We may need to incur debt to finance payments under the TRA and the TRA Bonus Agreements to the extent our cash resources are insufficient to meet our obligations under the TRA and the TRA Bonus Agreements as a result of timing discrepancies or otherwise.
For more information on the existing terms and provisions of the TRA, please see the Company’s annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024, including under the captions titled: “Risk Factors—Organizational Structure Risks—We are a holding company and our principal asset is our interest in CWAN Holdings and, accordingly, we depend on distributions from CWAN Holdings to pay our taxes and expenses, including payments under the Tax Receivable Agreement and the TRA Bonus Agreements. CWAN Holdings’ ability to make such distributions may be subject to various limitations and restrictions”; “Risk Factors—Organizational Structure Risks—The Tax Receivable Agreement requires us to make cash payments to the Continuing Equity Owners and the Blocker Shareholders in respect of certain tax benefits to which we may realize, and we expect that the payments we will be required to make will be substantial”; “Risk Factors—Organizational Structure Risks—The amounts that we may be required to pay to the Continuing Equity

Owners and the Blocker Shareholders under the Tax Receivable Agreement and to the relevant executive officers under the TRA Bonus Agreements may be accelerated in certain circumstances and may also significantly exceed the actual tax benefits that we ultimately realize”; “Risk Factors—Organizational Structure Risks—We may not be able to realize all or a portion of the tax benefits that are currently expected to result from the Tax Attributes covered by the Tax Receivable Agreement and from payments made under the Tax Receivable Agreement and the TRA Bonus Agreements”; and “Risk Factors—Organizational Structure Risks—We will not be reimbursed for any payments made to the beneficiaries under the Tax Receivable Agreement or the TRA Bonus Agreements if any purported tax benefits are subsequently disallowed by the U.S. Internal Revenue Service (the “IRS”).”
The Company has determined to undertake the TRA Buyout at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under the section of this proxy statement entitled “Special Factors—Reasons for the Amendment; Recommendation of the Special Committee and the Board.”
Interests of Executive Officers and Directors of the Company in the Amendment and the TRA Buyout
In considering the recommendation of the Board that the stockholders of the Company adopt the Amendment, the Company’s stockholders should be aware that the executive officers and directors of the Company have certain interests in the transactions contemplated by the Amendment that may be different from, or in addition to, the interests of the Company’s Unaffiliated Stockholders. The Special Committee and the Board were aware of these interests and considered them, among other matters, in approving the Amendment and the transactions contemplated by it, including the TRA Buyout, and in making their recommendations that the Company’s stockholders approve and adopt the Amendment.
Three directors who are general partners of Welsh Carson (Mr. Eric Lee, Mr. Christopher Hooper and Mr. D. Scott Mackesy), one director who is a partner of Permira (Mr. Andrew Young), one director who is a managing director of Warburg Pincus (Mr. Cary Davis) and one independent director who was nominated by Permira and Warburg Pincus by mutual agreement and is a TRA Party (Mr. Jacques Aigrain) currently serve on the Board. Ms. Kathleen Corbet, an independent director who was nominated by Welsh Carson and currently serves on the Board, has waived her rights to the Settlement Payment she would otherwise be entitled to receive as a TRA Party. Each of the TRA Participant Directors were excluded from the directors that constituted, and did not participate in any discussions of, the Special Committee. Additionally, the adoption of the Amendment Proposal requires the affirmative vote of a majority of the Unaffiliated Stockholders of the Company, which excludes the TRA Participant Directors. A substantial portion of the Settlement Payments will be made to the TRA Parties that are affiliates of Welsh Carson and a significant portion of the remaining Settlement Payments will be made to the TRA Parties that are affiliates of Permira and Warburg Pincus.
Pursuant to TRA Bonus Agreements entered into on September 21, 2021, at the time of the Company’s initial public offering, certain executive officers of the Company are entitled to TRA Bonus Payments in connection with the TRA Buyout. Upon the consummation of the TRA Buyout and the payment of the Settlement Payments to the TRA Parties, the Company expects to pay TRA Bonus Payments in an aggregate amount equal to approximately $3.3 million, of which $2.7 million is payable to our named executive officers, Sandeep Sahai, Jim Cox, Scott Erickson and Subi Sethi, and the remaining is payable to certain other officers of the Company, each in their capacities as TRA Bonus Recipients. The $3.3 million in TRA Bonus Payments will be paid out of the $72.5 million in gross Settlement Payments to be paid in connection with the TRA Buyout. Each of the TRA Bonus Recipients are excluded from the Unaffiliated Stockholders entitled to vote at the special meeting.
Special Committee Compensation
In consideration of the expected time and effort that would be required of the members of the Special Committee in evaluating a potential transaction, the Board determined that each member of the Special Committee would receive additional compensation of $3,000 per meeting attended by such member of the Special Committee in connection with the potential transaction. Such fees were payable whether or not a potential transaction was entered into or consummated by the Company. No other meeting fees or other compensation (other than reimbursement for reasonable expenses in connection with the discharge of their duties or their engagement of advisors) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Effective Time of the Amendment
The Amendment shall become effective immediately upon the satisfaction or, to the extent permitted by applicable law and solely for the condition set forth in clause (ii), waiver of the following conditions: (i) the affirmative vote of a majority of the Unaffiliated Stockholders for the approval of the Amendment Proposal shall have been obtained; and (ii) no governmental authority having jurisdiction over the TRA or the Company shall have issued any order or other action that is in effect restraining, enjoining or otherwise prohibiting the effectiveness of the Amendment and no applicable law that makes the effectiveness of the Amendment illegal or otherwise prohibited shall be in effect.
Financing of the TRA Buyout
The Amendment does not contain any financing-related contingencies or financing conditions to the consummation of the TRA Buyout. The Company estimates that the total funds necessary to complete the TRA Buyout will be approximately $79.4 million, which includes aggregate gross Settlement Payments (including the TRA Bonus Payments) of $72.5 million and estimated transaction fees and expenses, excluding the approximately $9.0 million to be distributed to certain affiliates of Welsh Carson in their capacities as owners of OpCo's LLC Units. For more information on the Company’s estimated transaction fees and expenses, see “—Fees and Expenses” below. The Company will fund these amounts using proceeds from a cash distribution from OpCo to owners of its LLC Units, including the Company. OpCo will fund such cash distribution using its cash on hand. For more information on the pro rata cash distribution by OpCo, see “—Certain Effects of the Amendment on the Company” above.
No Appraisal or Dissenter’s Rights
Stockholders will not have any rights of appraisal or similar rights of dissenters under the DGCL in connection with the Amendment Proposal and the Adjournment Proposal to be considered at the special meeting, and the Company will not independently provide stockholders with any such rights.

No Regulatory Approvals
There are no federal or state regulatory requirements that must be complied with in connection with the execution and delivery of the Amendment or the consummation of the TRA Buyout.

Fees and Expenses
The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the TRA Buyout are as follows:

Description	Amount
Financial advisory fees and expenses	$ 4,000,147
Legal and other professional fees and expenses	$ 2,175,000
Printing, proxy solicitation and mailing costs	$ 100,000
Miscellaneous	$ 580,000
Total	$ 6,855,147

All costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Amendment and the TRA Buyout and any other transactions contemplated by the Amendment, will be paid by the Company.

THE AMENDMENT
The following describes the material provisions of the Amendment, which is attached as Annex A to this proxy statement and which is incorporated by reference within this proxy statement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Amendment. This summary does not purport to be complete and may not contain all of the information about the Amendment that is important to you. You are encouraged to read carefully the Amendment in its entirety before making any decisions regarding the Amendment because it is the principal document governing the TRA Buyout.
On November 4, 2024, the Company entered into Amendment No. 1 to the Tax Receivable Agreement, by and among the Company, OpCo and certain investment vehicles affiliated with the Principal Equity Owners, which amends the TRA, dated as of September 28, 2021, by and among the Company, OpCo and the affiliates of the Principal Equity Owners and other entities party thereto as TRA Parties.
Upon the effectiveness of the Amendment, the TRA shall be amended to provide that, among other things, from and after the date the Amendment Proposal is approved by the affirmative vote of a majority of the Unaffiliated Stockholders, (i) the Company shall have the obligation to pay each TRA Party their respective Settlement Payment as set forth in the Amendment no later than ten business days after the delivery by such TRA Party of a countersigned Termination and Release in the form attached to the Amendment; and (ii) the Company’s sole and exclusive payment obligations under the TRA will be to pay each TRA party their respective Settlement Payment and the Company will have no further payment obligations (past, current or future) to the TRA Parties under the TRA upon the payment of all Settlement Payments as set forth in the Amendment.
The Amendment provides that any Tax Benefit payments (as defined in the TRA) made to a TRA Party following the date of the Amendment shall be treated as an offset against and reduce on a dollar-for-dollar basis, the Settlement Payment that such TRA Party is entitled to. Thus, if the TRA Buyout is approved, the $28.8 million in TRA liabilities reported on the Company’s balance sheet as of September 30, 2024 will not be separately paid.
The effectiveness of the Amendment is conditioned on the satisfaction or, to the extent permitted by applicable law and solely for the second condition below, waiver of the following conditions:
•The approval of the Amendment Proposal by the affirmative vote of a majority of the Unaffiliated Stockholders; and
•No governmental authority having jurisdiction over the TRA or the Company shall have issued any order or other action that is in effect restraining, enjoining or otherwise prohibiting the effectiveness of the Amendment and no applicable law that makes the effectiveness of the Amendment illegal or otherwise prohibited shall be in effect.
Pursuant to the Amendment, the Company is required to hold the special meeting to seek the approval of the Amendment Proposal and prepare the proxy statement in relation thereto. The Company and the TRA Party Representative have agreed to cooperate in the preparation and filing of this proxy statement and any necessary amendments or supplements thereto. The Company and the TRA Party Representative will share and notify each other of correspondences with the SEC in connection with this proxy statement and will use their respective reasonable best efforts to resolve all SEC comments with respect to this proxy statement.
The TRA Amendment may be terminated at any time prior to the receipt of the approval of the Amendment Proposal by the affirmative vote of a majority of the Unaffiliated Stockholders:
•by mutual written consent of the Company and the TRA Party Representative;
•by either the Company or the TRA Party Representative upon written notice to the other party in the event that the Company fails to obtain the approval of the Amendment Proposal by the affirmative vote of a majority of the Unaffiliated Stockholders at the special meeting; and

•by either the Company or the TRA Party Representative by written notice to the other party if the Company fails to obtain the approval of the Amendment Proposal by the affirmative vote of a majority of the Unaffiliated Stockholders by 11:59 p.m. Eastern time on May 1, 2025.
In the event that the Company fails to obtain the approval of the Amendment Proposal by the affirmative vote of a majority of the Unaffiliated Stockholders at the special meeting, the Amendment shall terminate in accordance with its terms and become null and void and of no effect. If the Amendment is terminated, the TRA shall remain in full force and effect in accordance with its terms, unaffected by the terms of the Amendment.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about the potential effects of the proposed TRA Buyout, the Company’s plans, objectives, expectations, and the anticipated timing of the consummation of the TRA Buyout. When used in this communication, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” and similar expressions and negatives of those terms as they relate to the Company or its management are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024, the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 2, 2024, August 1, 2024 and November 6, 2024, respectively, and the following:
•risks related to the satisfaction of the conditions to the effectiveness of the Amendment (including the failure to obtain the necessary approval of the Company’s Unaffiliated Stockholders) in the anticipated timeframe or at all;
•risks related to disruption of management’s attention from the Company’s ongoing business operations due to the TRA Buyout;
•significant transaction costs, fees, expenses and charges, including as a result of the Settlement Payments to be paid in connection with the TRA Buyout, and their impact on the Company’s financial condition;
•uncertainties relating to the Company’s estimates of its potential future TRA liabilities, which are based on various assumptions and may differ materially from the Company’s actual TRA liabilities;
•risks relating to the funding required to finance the Settlement Payments;
•the outcome of any legal proceedings that may arise as a result of the TRA Buyout, if any;
•the occurrence of any event, change or other circumstances that could give rise to the termination of the Amendment;
•changes in applicable laws or regulations, or fluctuations in our taxable income, could impact our ability to realize tax benefits, if any, following the TRA Buyout; and
•other business effects and developments beyond the Company’s and the TRA Parties’ control, including the effects of industry, market, economic, political or regulatory conditions.
Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or referred to within this document, including, but not limited to, the information contained under this heading and that is otherwise disclosed in our annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024 and our other filings with the SEC. See the section of this proxy statement entitled “Where You Can Find More Information.” Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above may not be able to be controlled by the Company.

PARTIES TO THE AMENDMENT
The Company
777 W. Main Street
Suite 900
Boise, ID 83702
(208) 433-1200
Clearwater Analytics Holdings, Inc., a Delaware corporation, is a global, industry-leading SaaS solution, automating the entire investment lifecycle. With a single instance, multi-tenant architecture, Clearwater offers award-winning investment portfolio planning, performance reporting, data aggregation, reconciliation, accounting, compliance, risk, and order management. Each day, leading insurers, asset managers, corporations, and governments use Clearwater’s trusted data to drive efficient, scalable investing on more than $7.3 trillion in assets spanning traditional and alternative asset types. Additional information about Clearwater can be found at www.clearwateranalytics.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section of this proxy statement entitled “Where You Can Find More Information.”
Clearwater’s Class A Common Stock is listed on the NYSE under the symbol “CWAN.”
Principal Equity Owners

Welsh Carson

The following affiliates of Welsh Carson are party to the Amendment as TRA Parties under the TRA: WCAS GP CW LLC, WCAS XII Carbon Analytics Acquisition, L.P., WCAS XIII Carbon Analytics Acquisition, L.P., Welsh, Carson, Anderson & Stowe XII, L.P., Welsh, Carson, Anderson & Stowe XII Delaware L.P., Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., Welsh, Carson, Anderson & Stowe XII Cayman, L.P., WCAS XII Carbon Investors, L.P., WCAS XIII Carbon Investors, L.P., WCAS XIII, L.P. and WCAS XIII Cayman, L.P. Additionally, an affiliate of Welsh Carson serves as the TRA Party Representative under the Amendment and the TRA.

Welsh, Carson, Anderson & Stowe is a leading U.S. private equity firm focused on two target industries: healthcare and technology. Since its founding in 1979, the Firm’s strategy has been to partner with outstanding management teams and build value for its investors through a combination of operational improvements, growth initiatives and strategic acquisitions. Welsh Carson has raised and managed funds totaling over $33 billion of committed capital. The address of Welsh Carson and its affiliates that are party to the Amendment is 599 Lexington Avenue, 18th Floor, New York, New York 10022.

Permira
Galibier Purchaser LLC, an affiliate of Permira, is party to the Amendment as a TRA Party under the TRA.
Permira is a global investment firm that backs successful businesses with growth ambitions. Founded in 1985, the firm advises funds across two core asset classes, private equity and credit, with total committed capital of approximately €80bn. The Permira funds have an extensive track record investing in internet, software and SMB-enablement solutions, having partnered with 50+ companies across SaaS, cybersecurity, digital commerce, fintech and online marketplaces. The Permira funds have previously supported and helped scale some of the largest and fastest-growing technology businesses globally, including LegalZoom, Klarna, Zendesk, Magento, Carta, Adevinta, The Knot Worldwide, Boats Group, Housecall Pro, and others. The Permira private equity funds make both long-term majority (Buyout) and minority (Growth Equity) investments in five key sectors: Technology, Consumer, Healthcare, Services and Climate. Permira employs over 500 people in 16 offices across Europe, the United States and Asia. The address of Permira and Galibier Purchaser LLC is 320 Park Avenue, 28th Floor, New York, New York 10022.
Warburg Pincus
WP CA Holdco, L.P., an affiliate of Warburg Pincus, is party to the Amendment as a TRA Party under the TRA.
Warburg Pincus is a leading global growth investor. The firm has more than $86 billion in assets under management. The firm’s active portfolio of more than 230 companies is highly diversified by stage, sector, and geography. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Since its founding in 1966, Warburg Pincus has invested more than $117 billion in over 1,000 companies globally across its private equity, real estate, and capital solutions strategies. The firm is headquartered in New York with offices in Amsterdam, Beijing, Berlin, Hong Kong, Houston, London, Luxembourg, Mumbai, Mauritius, San Francisco, São Paulo, Shanghai, and Singapore. The address of WP CA Holdco, L.P. and Warburg Pincus is 450 Lexington Avenue, New York, New York 10017.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
This proxy statement is being furnished to the Company’s stockholders as part of the solicitation of proxies for use at a virtual meeting conducted solely online via live webcast on Friday, December 20, 2024, at 2:30 p.m. Eastern Time, or at any postponement or adjournment thereof. At the special meeting, stockholders who hold shares of common stock entitled to vote at the special meeting will be asked to approve the Amendment Proposal and the Adjournment Proposal.
A majority of the Company’s Unaffiliated Stockholders must approve the Amendment Proposal in order for the Amendment to come into effect and for the TRA Buyout to occur. If the Company’s Unaffiliated Stockholders fail to approve the Amendment Proposal, the Amendment will not come into effect and the TRA Buyout will not occur. A copy of the Amendment is attached as Annex A to this proxy statement. You are encouraged to read the Amendment carefully in its entirety.
The votes on the Adjournment Proposal are separate and apart from the vote on the Amendment Proposal. Accordingly, a stockholder may vote in favor of the Adjournment Proposal and vote not to approve the Amendment Proposal.
Record Date and Quorum
We have fixed November 18, 2024 as the record date for the special meeting, and only stockholders of the Company who hold shares of common stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. You will have one vote for each share of Class A Common Stock that you owned of record on the Record Date. You will have ten votes for each share of Class C Common Stock or Class D Common Stock that you owned of record on the Record Date. As of the Record Date, there were (i) 197,108,284 total shares of Class A Common Stock outstanding, of which 195,290,045 shares of Class A Common Stock outstanding, or 99.1%, were held by Unaffiliated Stockholders; (ii) 18,590,563 total shares of Class C Common Stock, all of which were held by affiliates of the Principal Equity Owners; and (iii) 31,488,038 total shares of Class D Common Stock, all of which were held by affiliates of the Principal Equity Owners.
The presence, virtually or by proxy, of the holders of shares of outstanding common stock representing a majority of the voting power of the issued and outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting.
A quorum is necessary to transact business at the special meeting. Once a share of common stock entitled to vote at the special meeting is present virtually or by proxy at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, even if the share of common stock is not voted, including any shares of common stock for which a stockholder directs to abstain from voting. If a quorum is not present at the special meeting, under the Company’s bylaws, the person presiding at the special meeting, or the stockholders entitled to vote at the special meeting present virtually or represented by proxy, will have the power to adjourn the special meeting until a quorum is present or represented.
Attendance
Only stockholders of record on the Record Date or their duly authorized proxies have the right to attend the special meeting. In order to attend the special meeting, you must register in advance by Wednesday, December 18, 2024, at 5:00 p.m. Eastern Time at www.proxydocs.com/CWAN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will also permit you to submit questions. If you are a beneficial owner of shares of common stock on the Record Date, you will need to obtain a “legal proxy” from your bank, broker or other nominee in order to attend and vote at the special meeting via the special meeting website. Please note that you are not permitted to record the special meeting.

Vote Required
The approval of the Amendment Proposal requires the affirmative vote of Unaffiliated Stockholders representing a majority of the outstanding shares of the Company’s common stock held by Unaffiliated Stockholders, assuming a quorum is present. The effectiveness of the Amendment is conditioned on, among other things, the approval of the Amendment by a majority of the Unaffiliated Stockholders, which is defined to include the stockholders of the Company, other than (i) the TRA Parties; (ii) any members of the Board who are employees of a TRA Party or its affiliates; (iii) any “officer” of the Company (as defined in Rule 16a-1 of the Exchange Act) and, without duplication, any TRA Bonus Recipient; and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (each, as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing. The effectiveness of the Amendment is not conditioned on the approval of a majority of the voting power held by all stockholders unaffiliated with the Company because the votes of the Company’s directors, other than those directors who are (x) employees of a TRA Party or its affiliates, (y) officers of the Company (as defined in Rule 16a-1 of the Exchange Act) or (z) TRA Bonus Recipients, are included as votes by our Unaffiliated Stockholders. For the Amendment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
The approval of the Adjournment Proposal requires the affirmative vote by the holders of a majority in voting power of the shares of common stock of the Company (which includes both Unaffiliated Stockholders and stockholders who are not Unaffiliated Stockholders), present virtually or by proxy and entitled to vote at the special meeting, whether or not a quorum is present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
Our directors who qualify as Unaffiliated Stockholders and are entitled to vote at the special meeting have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of common stock owned directly by them in favor of the Amendment Proposal and the Adjournment Proposal. As of November 18, 2024, the Record Date for the special meeting, our directors who qualify as Unaffiliated Stockholders directly owned, in the aggregate, 89,259 shares of outstanding common stock entitled to vote at the special meeting (which does not include options to purchase shares of Class A Common Stock exercisable within 60 days following the Record Date), which is less than 0.1% of the outstanding shares of common stock held by Unaffiliated Stockholders and entitled to vote at the special meeting.
Voting
Stockholders of Record: Shares Registered in Your Name
If, on the Record Date, your shares of common stock are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), then you are a stockholder of record. As a stockholder of record, you may vote online during the special meeting or vote by proxy card using any of the methods set forth below under “—How to Vote.” Whether or not you plan to register for and attend the special meeting, the Company urges you to fill out and return the proxy card or vote by proxy over the telephone or Internet to ensure your vote is counted. All stockholders of record as of the Record Date (including both Unaffiliated Stockholders and stockholders who are not Unaffiliated Stockholders) may vote on both the Amendment Proposal and the Adjournment Proposal. However, the approval of the Amendment Proposal requires the affirmative vote of Unaffiliated Stockholders representing a majority of the outstanding shares of the Company’s common stock held by Unaffiliated Stockholders, assuming a quorum is present. The approval of the Adjournment Proposal requires the affirmative vote by the holders of a majority in voting power of the shares of common stock of the Company (which includes both Unaffiliated Stockholders and stockholders who are not Unaffiliated Stockholders), present virtually or by proxy and entitled to vote at the special meeting, whether or not a quorum is present.
If you fail to vote, either virtually or by proxy, your shares of common stock will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

Additionally, your failure to vote will have (1) the effect of counting as a vote “AGAINST” the Amendment Proposal, assuming a quorum is present and (2) no effect on the Adjournment Proposal. All abstentions from voting will have the same effect as a vote “AGAINST” the Amendment Proposal and the Adjournment Proposal.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If your shares of common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares of common stock at the special meeting. You should follow the instructions provided by your bank, broker or other nominee to vote your shares of common stock at the special meeting. In order to attend and vote at the special meeting via the online special meeting website, you will need to obtain a “legal proxy” from your bank, broker or other nominee.
Your bank, broker or other nominee will only be permitted to vote your shares of common stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of common stock. Under the rules of the NYSE, a bank, broker or other nominee does not have discretionary authority to vote on “non-routine” matters without specific instructions from its customers and all of the matters to be considered at the special meeting are “non-routine” for this purpose. When a bank, broker or other nominee refrains from voting your shares on a particular proposal because the bank, broker or other nominee has not received your instructions and has discretionary authority to vote on the “routine” matters to be considered, it is called a “broker non-vote.” Because there are no routine matters to be considered at the special meeting, there should not be any broker non-votes.
A failure to provide instructions to your bank, broker or other nominee with respect to any of the proposals will have (1) the effect of a vote “AGAINST” the Amendment Proposal, assuming a quorum is present, and (2) no effect on the Adjournment Proposal. In such instance, your shares will not be counted towards determining whether a quorum is present.
If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the special meeting, your shares of common stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the special meeting.
Abstentions
Amendment Proposal: An abstention will have the same effect as a vote “AGAINST” the Amendment Proposal and will count for the purpose of determining if a quorum is present at the special meeting. The failure to vote by a stockholder who is not present virtually or represented by proxy at the special meeting will have the same effect as a vote “AGAINST” the Amendment Proposal, assuming a quorum is present at the special meeting.
Adjournment Proposal: An abstention will have the same effect as a vote “AGAINST” the Adjournment Proposal. The failure to vote by a stockholder who is not present virtually or represented by proxy at the special meeting will have no effect on the outcome of the Adjournment Proposal.
How to Vote
If you are a stockholder of record as of the Record Date, you may vote your shares of common stock on matters presented at the special meeting in any of the following ways:
•visit the website shown on your proxy card to submit your proxy via the Internet;
•call the toll-free number for telephone proxy submission shown on your proxy card;

•complete, sign, date and return the enclosed proxy card in the enclosed postage-paid reply envelope; or
•appear virtually at the special meeting and vote electronically.
If you are a beneficial owner of the shares of common stock as of the record date, you will receive instructions from your bank, broker or other nominee that describe the procedures for voting your shares of common stock. You should follow the instructions provided by your bank, broker or other nominee. Those instructions will identify which of the above choices are available to you to vote your shares of common stock. In order to attend and vote at the special meeting via the special meeting website, you will need to obtain a “legal proxy” from your bank, broker or other nominee.
The control number located on your proxy card is designed to verify your identity and allow you to submit a proxy for your shares of common stock and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.
Your vote must be received via the Internet or telephone by 11:59 p.m. Eastern Time on December 19, 2024, the day before the special meeting, for your shares of common stock to be voted at the special meeting. If you choose to submit your proxy by mailing a proxy card, your proxy card must be completed, signed, dated and returned in the enclosed postage-paid reply envelope or otherwise filed with the Company’s Corporate Secretary no later than 11:59 p.m. Eastern Time on December 19, 2024, the day before the special meeting. You may also attend the special meeting. If you are a beneficial owner, please review the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.
If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, and each or either of them, with full power of substitution and revocation, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone proxy processes or the proxy card, you may specify whether your shares of common stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the special meeting.
If you properly sign your proxy card but do not mark the boxes indicating how your shares of common stock should be voted on any particular matter, the shares of common stock represented by your properly signed proxy will be voted as recommended by the Board, which means your shares of common stock will be voted “FOR” the Amendment Proposal and “FOR” the Adjournment Proposal.
If you have any questions or need assistance voting your shares of common stock, please call D.F. King, our proxy solicitor, toll-free at (888) 628-8208.
It is important that you submit a proxy for your shares of common stock promptly. Therefore, whether or not you plan to attend the special meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope, or submit your proxy using the telephone or internet procedures that may be provided to you. If you attend the special meeting and vote online during the special meeting, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of common stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
Proxies and Revocation
Any stockholder of record entitled to vote at the special meeting may submit a proxy over the Internet, by telephone or by returning the enclosed proxy card in the enclosed postage-paid reply envelope, or may vote virtually at the special meeting. If your shares of common stock are held in “street name” by your bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote virtually at the special meeting, or you do not provide your bank, broker or other nominee with instructions, as applicable, your shares of common stock will not be voted at the special meeting, which will have the same effect as a vote “AGAINST” the Amendment Proposal and will not have any effect on the Adjournment Proposal.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised by:
•submitting another proxy, including a proxy card, at a later date through any of the methods available to you;
•giving written notice of revocation to the Company’s Corporate Secretary, which must be filed with the Company’s Corporate Secretary before the special meeting begins; or
•attending the special meeting virtually and voting electronically.
If your shares of common stock are held in “street name” by your bank, broker or other nominee, please refer to the instructions forwarded by your bank, broker or other nominee for procedures on revoking your proxy.
Only your last submitted proxy will be considered. Please vote “FOR” each of the proposals, following the instructions in your proxy card or voting instructions form provided by your bank, broker or other nominee, as promptly as possible.
Adjournments and Postponements
Any adjournment of the special meeting may be made from time to time by the affirmative vote of holders of a majority in voting power of the shares of common stock of the Company, present virtually or by proxy and entitled to vote at the special meeting, whether or not a quorum is present, or, if no quorum is present or represented at the special meeting, by the person presiding over the special meeting, in each case, without notice other than announcement at the special meeting of the time and place of the adjourned meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to adopt the Amendment Proposal, then the Company’s stockholders may be asked to vote on one or more proposals to adjourn the special meeting to a later date or dates (as further described in the section of this proxy statement entitled “Adjournment of the Special Meeting (the “Adjournment Proposal - Proposal 2”)). Any adjournment of the special meeting for the purpose of soliciting additional proxies with respect to any such proposal will allow the Company’s stockholders who have already sent in their proxies to revoke them with respect to such proposal at any time prior to their use at the reconvened special meeting.
Solicitation of Proxies; Payment of Solicitation Expenses
The Company has engaged D.F. King to assist in the solicitation of proxies for the special meeting. The Company has agreed to pay D.F. King a fee of $25,000, and to reimburse D.F. King for reasonable out-of-pocket expenses. The Company will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages, expenses and/or judgments. The Company also will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of the shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of the shares of common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.
Questions and Additional Information
If you have more questions about the Amendment, the TRA Buyout or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King, our proxy solicitor, toll-free at (888) 628-8208.

THE AMENDMENT
(THE AMENDMENT PROPOSAL - PROPOSAL 1)
The Proposal
The Company is asking you to approve the proposal to adopt the Amendment, dated as of November 4, 2024 by and among the Company, OpCo and the TRA Parties, which amends the TRA, dated as of September 28, 2021, by and among the Company, OpCo and the TRA Parties. Pursuant to the Amendment, the TRA will be amended to provide for the payment of Settlement Payments in a gross amount of approximately $72.5 million, inclusive of approximately $69.2 million to be paid to the TRA Parties (net of the TRA Bonus Payments) and approximately $3.3 million in TRA Bonus Payments to be paid to the TRA Bonus Recipients, as consideration for the complete and full termination of the Company’s payment obligations (past, current and future) under the TRA and the relinquishing of all payment rights (past, current and future) of the TRA Parties under the TRA. Upon the payment of the Settlement Payments, the TRA Parties will have no further rights to receive payments (past, current or future) under the TRA and the Company will have no further payment obligations (past, current or future) to the TRA Parties under the TRA. A copy of the Amendment is attached as Annex A to this proxy statement.
Vote Required and Board and Special Committee Recommendation
The approval of the Amendment Proposal requires the affirmative vote of Unaffiliated Stockholders representing a majority of the outstanding shares of the Company’s common stock held by Unaffiliated Stockholders, assuming a quorum is present. Accordingly, an abstention, failure to vote or broker non-vote, if any, will have the same effect as a vote “AGAINST” the Amendment Proposal.
The Special Committee of the Board, consisting solely of independent and disinterested members of the Board who are independent of, and not affiliated with, the Principal Equity Owners or their respective affiliates, carefully reviewed and considered the Amendment in consultation with the Special Committee’s legal, financial and tax advisors. The Special Committee unanimously (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and declared it advisable, to enter into the Amendment to provide for Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the TRA and the Amendment; (ii) recommended that the Board declare that the Amendment is advisable, fair to and in the best interests of the Company and Unaffiliated Stockholders and approve the Amendment and (iii) recommended that the Board submit the Amendment to the Unaffiliated Stockholders entitled to vote thereon for adoption thereby and recommend that such stockholders adopt the Amendment.
The Board, acting upon the recommendation of the Special Committee, unanimously (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and declared it advisable, to enter into the Amendment to provide for, among other things, Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the Amendment; (ii) approved and adopted the Amendment and approved the execution and delivery of the Amendment by the Company, and the performance by the Company of its covenants and other obligations thereunder; and (iii) recommended that the Unaffiliated Stockholders adopt the Amendment and directed that such matter be submitted for consideration by the stockholders of the Company at the special meeting.
The (i) Board, by unanimous vote of the Company’s directors, and (ii) the Special Committee, by unanimous vote of the Special Committee’s directors, recommends that you vote “FOR” the Amendment Proposal.

ADJOURNMENT OF THE SPECIAL MEETING
(THE ADJOURNMENT PROPOSAL - PROPOSAL 2)
The Proposal
The Company is asking you to approve one or more proposals to adjourn the special meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Amendment Proposal. If the Company’s stockholders approve the Adjournment Proposal, the Company could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Amendment Proposal (other than in respect of any proposal for which the vote has been taken and the polls have been closed at the special meeting). Among other things, approval of the Adjournment Proposal could mean that, even if the Company had received proxies representing a sufficient number of votes against the Amendment Proposal such that the Amendment Proposal would be defeated, the Company could adjourn the special meeting without a vote on the Amendment Proposal and seek to convince the holders of those shares of common stock to change their votes to votes in favor of any such proposal. Additionally, the Company may seek to adjourn the special meeting if a quorum is not present at the special meeting.
Vote Required and Board Recommendation
The Adjournment Proposal requires the affirmative vote by the holders of a majority in voting power of the shares of common stock of the Company (which includes both Unaffiliated Stockholders and stockholders who are not Unaffiliated Stockholders), present virtually or by proxy and entitled to vote at the special meeting, whether or not a quorum is present. Accordingly, a failure to vote or broker non-vote, if any, will not have any effect on the Adjournment Proposal. An abstention will have the effect of a vote “AGAINST” the Adjournment Proposal.
The Board, by unanimous vote of the Company’s directors, recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock and Class D Common Stock as of November 18, 2024 with respect to:
•each person known by us to beneficially own 5% of any class of our outstanding shares;
•each member of and nominee to our Board and each named executive officer; and
•the members of our Board and our executive officers as a group.
The percentage of beneficial ownership of shares of our Class A common stock and Class D common stock is based on 197,108,284 shares of Class A common stock, 31,488,038 shares of Class D common stock and 18,590,563 common units (“LLC Interests”) of OpCo (together with the corresponding shares of Class C common stock), in each case outstanding as of November 18, 2024. As of the date of this proxy statement, no shares of Class B Common Stock are outstanding. The shares of Class A Common Stock are entitled to one vote per share. The shares of Class D Common Stock have the same economic rights as shares of Class A Common Stock, but each share entitles the holder to ten votes on all matters on which stockholders of the Company are entitled to vote generally (dropping to one vote upon the automatic conversion of the shares of Class D Common Stock to Class A Common Stock upon the earlier of Welsh Carson owning less than 5% of the common stock or seven years from the Company’s initial public offering). The shares of Class C Common Stock have no economic rights, but each share entitles the holder to ten votes on all matters on which stockholders of the Company are entitled to vote generally (dropping to one vote upon the automatic conversion of the shares of Class C Common Stock to Class B Common Stock upon the earlier of Welsh Carson owning less than 5% of the common stock or seven years from the Company’s initial public offering). All of our shares of Class C Common Stock and Class D Common Stock are held of record by affiliates of our Principal Equity Owners.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws.
Except as otherwise noted below, the address of each beneficial owner listed in the table below is c/o Clearwater Analytics Holdings, Inc., 777 W. Main Street, Suite 900, Boise, Idaho 83702.

Named of Beneficial Owner	Class A of Common Stock Beneficially Owned(1)(2)	Class D of Common Stock Beneficially Owned(1)(3)	Combined Voting Power(4)
5% Stockholders
Entities affiliated with Welsh Carson(5)	-	30,486,588	43.7%
Entities affiliated with Permira(6)	-	12,266,776	17.6%
Entities affiliated with Warburg Pincus(7)	-	6,088,609	8.7%
The Vanguard Group(8)	18,423,753	-	*
Wasatch Advisors, Inc.(9)	14,487,236	-	*
BlackRock, Inc. (10)	12,303,342
Kayne Anderson Rudnick Investment Management LLC(11)	11,299,548	-	*
Named Executive Officers and Directors
Sandeep Sahai(12)	4,711,074	-	*
Jim Cox(13)	1,599,132	-	*
Souvik Das(14)	535,432	-	*
Scott Erickson(15)	950,772	-	*
Subi Sethi(16)	354,654	-	*
Eric Lee (17)	311,320	220,137	*
Jacques Aigrain(18)	70,332	-	*
Kathleen A. Corbet(19)	93,523	-	*
Cary Davis	-	-	- *
Christopher Hooper(20)	-	55,222	- *
Lisa Jones	18,731	-	*
D. Scott Mackesy(21)	271,074	191,677	*
Jaswinder Pal Singh	23,241	-	*
Andrew Young	-	-	- *
All executive officers and directors as a group (14 individuals)	10,039,903	467,036	*
*Represents less than 1.0% of outstanding shares or voting power, as applicable.

1)Each holder of Class C Common Stock and Class D Common Stock is entitled to ten votes per share and each holder of Class A Common Stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class C Common Stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A Common Stock and Class D Common Stock.
2)The numbers of shares of Class A Common Stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all LLC Interests (together with the corresponding shares of Class B Common Stock) held by holders of the LLC Interests who are not affiliates of the Principal Equity Owners have been exchanged for shares of Class A Common Stock.
3)The numbers of shares of Class D Common Stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all LLC Interests (together with the corresponding shares of Class C Common Stock) held by all Principal Equity Owners and their respective affiliates have been exchanged for shares of Class D Common Stock.
4)Percentage of voting power represents voting power with respect to all shares of our Class A Common Stock, Class C Common Stock and Class D Common Stock voting together as a single class (subject to class-specific weightings) and as calculated on a fully diluted basis.

5)Includes 16,048,336 shares of Class C Common Stock directly held by WCAS XIII Carbon Analytics Acquisition, L.P., 1,054,717 shares of Class C Common Stock directly held by WCAS GP CW LLC, 12,956,360 shares of Class D Common Stock directly held by WCAS XIII Carbon Investors, L.P. and 250,882 shares of Class C Common Stock and 176,293 shares of Class D Common Stock directly held by WCAS XIII Associates LLC (together, the “WCAS Entities”). The general partner of WCAS XIII Carbon Analytics Acquisition, L.P. and WCAS XIII Carbon Investors, L.P. and the managing member of WCAS GP CW LLC is WCAS XIII Associates LLC. Investment and voting decisions with respect to the shares held by the WCAS Entities are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares. The address of the WCAS Entities is c/o Welsh, Carson, Anderson & Stowe, 599 Lexington Avenue, 18th Floor, New York, New York 10022. The foregoing information is based on Form 4s filed by the WCAS Entities with the SEC on June 17, 2024.
6)Includes 12,266,776 shares of Class D Common Stock held by Galibier Purchaser, LLC. Galibier Holdings, LP is the sole member of Galibier Purchaser, LLC. Galibier Holdings GP, LLC, is the general partner of Galibier Holdings, LP. Gali SCSp is the sole member of Galibier Holdings GP, LLC. Permira VII GP S.a r.l. is the general Partner of Gali SCSp. The address for each of Galibier Purchaser, LLC; Galibier Holdings, LP; and Galibier Holdings GP, LLC is 320 Park Avenue, 28th Floor, New York, New York 10022, USA. The address for each of Gali SCSp and Permira VII GP S.a r.l. is 488, route de Longwy, Luxembourg. The foregoing information is based solely on a Form 4/A filed by the foregoing entities with the SEC on September 24, 2024.
7)Includes 6,088,609 shares of Class D Common Stock held by WP CA Holdco, L.P. (“WP Holdco”). The general partner of WP Holdco is WP CA Holdco GP, LLC (“WP Holdco GP”). The managing members of WP Holdco GP are Warburg Pincus (Callisto) Global Growth (Cayman), L.P. (“WP Callisto”) and Warburg Pincus Financial Sector (Cayman), L.P. (“WP FS” and together with WP Callisto, the “Holdco GP Managers”). Warburg Pincus LLC (“WP LLC”) is the manager of the Holdco GP Managers. Warburg Pincus (Cayman) Global Growth GP, L.P. (“WP GG Cayman GP”) is the general partner of WP Callisto. Warburg Pincus (Cayman) Financial Sector GP, L.P. (“WP FS Cayman GP”) is the general partner of WP FS. Warburg Pincus (Cayman) Global Growth GP LLC (“WP GG Cayman GP LLC”) is the general partner of WP GG Cayman GP. Warburg Pincus (Cayman) Financial Sector GP LLC (“WP FS Cayman GP LLC”) is the general partner of WP FS Cayman GP. Warburg Pincus Partners II (Cayman), L.P. (“WPP II Cayman”) is the managing member of each of WP GG Cayman GP LLC and WP FS Cayman GP LLC. Warburg Pincus Partners II Holdings (Cayman), L.P. (“WPP II Holdings Cayman”) is a limited partner of WPP II Cayman. WPP II Administrative (Cayman), LLC (“WPP II Administrative”) is the general partner of WPP II Holdings Cayman. Warburg Pincus (Bermuda) Private Equity GP Ltd. is the general partner of WPP II Cayman and the managing member of WPP II Administrative. Investment and voting decisions with respect to the issuer’s shares held by WP Holdco are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the Issuer’s shares. The address of the foregoing persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017. The foregoing information is based solely on a Form 4 filed by the foregoing entities with the SEC on August 12, 2024.
8)Represents shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on November 12, 2024.
9)Represents shares beneficially owned by Wasatch Advisors, Inc., 505 Wakara Way, Salt Lake City, UT 84108. The foregoing information is based solely on a Schedule 13G filed by Wasatch Advisors, Inc. with the SEC on March 8, 2024.
10)Represents shares beneficially owned by BlackRock, Inc., 50 Hudson Yards, New York, NY 10001. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on November 8, 2024.
11)Represents shares beneficially owned by Kayne Anderson Rudnick Investment Management LLC, 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067. The foregoing information is based solely on a Schedule 13G filed by Kayne Anderson Rudnick Investment Management LLC with the SEC on November 13, 2024.

12)Includes options to purchase 3,961,493 shares of Class A Common Stock that are exercisable within 60 days of November 18, 2024 and 307,857 RSUs that will vest within 60 days of November 18, 2024, in each case gross of shares to be withheld for taxes.
13)Includes options to purchase 1,180,735 shares of Class A Common Stock that are exercisable within 60 days of November 18, 2024 and 133,466 RSUs that will vest within 60 days of November 18, 2024, in each case gross of shares to be withheld for taxes.
14)Includes options to purchase 427,084 shares of Class A Common Stock that are exercisable within 60 days of November 18, 2024 and 93,750 RSUs that will vest within 60 days of November 18, 2024, in each case gross of shares to be withheld for taxes.
15)Includes options to purchase 828,807 shares of Class A Common Stock that are exercisable within 60 days of November 18, 2024 and 97,048 RSUs that will vest within 60 days of November 18, 2024, in each case gross of shares to be withheld for taxes.
16)Includes options to purchase 193,162 shares of Class A Common Stock that are exercisable within 60 days of November 18, 2024 and 75,387 RSUs that will vest within 60 days of November 18, 2024, in each case gross of shares to be withheld for taxes.
17)Consists of (i) 235,849 shares of Class A Common Stock and 166,771 shares of Class C Common Stock held directly by Eric Lee; and (ii) 75,471 shares of Class A Common Stock and 53,366 shares of Class C Common Stock held by Eric J Lee 2014 Irrevocable Trust.
18)Includes options to purchase 57,704 shares of Class A Common Stock that are exercisable within 60 days of November 18, 2024, gross of shares to be withheld for taxes.
19)Includes options to purchase 58,864 shares of Class A Common Stock that are exercisable within 60 days of November 18, 2024, gross of shares to be withheld for taxes.
20)Consists of 55,222 shares of Class C Common Stock held by The Hooper Family Trust.
21)Consists of (i) 169,578 shares of Class A Common Stock and 119,909 shares of Class C Common Stock held directly by D Scott Mackesy; and (ii) 101,496 shares of Class A Common Stock and 71,768 shares of Class C Common Stock held by The D Scott Mackesy 2014 Irrevocable Descendants Trust.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this proxy statement. We incorporate by reference into this proxy statement the documents listed below:
•Our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 29, 2024;
•Our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, filed on May 2, 2024, August 1, 2024 and November 6, 2024, respectively; and
•Our Current Reports on Form 8-K as filed with the SEC on March 11, 2024, June 12, 2024, June 17, 2024, October 30, 2024, November 6, 2024 and November 13, 2024.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement. The information incorporated by reference is considered to be a part of this proxy statement and later information that the Company files with the SEC will update and supersede that information.

FUTURE STOCKHOLDER PROPOSALS
Stockholder proposals pursuant to SEC Rule 14a-8 for the Company’s annual meeting of stockholders to be held in 2025 (the “2025 Annual Meeting”) must be received by the Company at our principal executive offices at 777 W. Main St., Suite 900, Boise, ID 83702 no later than December 30, 2024.
In addition, our bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2025 Annual Meeting, you must submit a timely written notice in accordance with the procedures described in our bylaws. To be timely, a stockholders’ written notice must be delivered to the Secretary of the Company at the principal executive offices of the Company no later than 90 days nor earlier than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2025 Annual Meeting, such a proposal must be received on or after February 11, 2025, but not later than March 13, 2025. If the date of the 2025 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2024 Annual Meeting, to be timely, notice by the stockholder must be so delivered not earlier than the 120th day prior to the 2025 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2025 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2025 Annual Meeting is first made. If the number of directors to be elected to the Board at an annual meeting is increased and there is not a public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the 2024 Annual Meeting, notice by a stockholder will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the tenth calendar day following the day on which such public announcement is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Since our bylaws impose an earlier deadline for such a notice than Rule 14a-19(b)(1), the noticing stockholder’s proposal must be received by the Company in compliance with our bylaws in order to be timely delivered.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our corporate website at https://www.clearwateranalytics.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated within this proxy statement by reference. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:
Clearwater Analytics Holdings, Inc.
777 W. Main St, Suite 900
Boise, ID 83702
Attention: Chief Legal Officer and Corporate Secretary
Telephone: (208) 433-1200
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Clearwater Analytics Holdings, Inc., Attn: Chief Legal Officer and Corporate Secretary, 777 W. Main St, Suite 900, Boise, ID 83702, Telephone (208) 433-1200; or from our proxy solicitor, D.F. King, toll-free at (888) 628-8208; or from the SEC through the SEC website at the address provided above.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 19, 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A — AMENDMENT
AMENDMENT NO. 1 TO
THE TAX RECEIVABLE AGREEMENT
This Amendment No. 1 to the Tax Receivable Agreement (this “Amendment”) is dated as of November 4, 2024, by and among Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Company”), and each of the undersigned parties hereto (each, excluding CWAN Holdings, LLC (“OpCo”), a “TRA Amendment Party” and together, the “TRA Amendment Parties”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the TRA (as defined below).
RECITALS
WHEREAS, the TRA Amendment Parties previously entered into that certain Tax Receivable Agreement, dated as of September 28, 2021, by and among the Company, OpCo and, without duplication, each of the TRA Amendment Parties (as amended, restated, supplemented or otherwise modified from time to time, the “TRA”);
WHEREAS, the TRA Amendment Parties desire to, among other things, amend the TRA to provide for a one-time payment to each TRA Party as set forth opposite such Person’s name on the Settlement Payment Schedule attached hereto as Exhibit A, and with such payment, (i) the TRA Parties will have no further rights to receive payments (past, current or future) under the TRA and (ii) the Company will have no further payment obligations (past, current or future) to the TRA Parties under the TRA;
WHEREAS, pursuant to Section 7.6(c) of the TRA, the TRA may be amended by the Company and the TRA Party Representative;
WHEREAS, the Board has established a special committee of independent and disinterested members of the Board (the “Special Committee”) to consider a possible transaction or a series of transactions with certain TRA Parties to sell, dispose, transfer, assign or terminate all or a portion of the payments related to Tax Attributes;
WHEREAS, the Special Committee has unanimously (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and declared it advisable, to enter into this Amendment to provide for Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the TRA and this Amendment; (ii) recommended that the Board declare that this Amendment is advisable, fair to and in the best interests of the Company and Unaffiliated Stockholders and approve this Amendment and (iii) resolved to recommend that the Board submit the Amendment to the Unaffiliated Stockholders entitled to vote thereon for adoption thereby and recommend that such stockholders adopt the Amendment;
WHEREAS, the Board, acting upon the recommendation of the Special Committee, has unanimously (i) determined that it is advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders and declared it advisable, to enter into this Amendment to provide for Settlement Payments in lieu of any and all amounts payable to the TRA Parties, upon the terms and subject to the conditions set forth in the TRA and this Amendment; (ii) approved and adopted this Amendment and approved the execution and delivery of this Amendment by the Company, the performance by the Company of its covenants and other obligations hereunder; and (iii) resolved to recommend that the Unaffiliated Stockholders adopt this Amendment and directed that such matter be submitted for consideration by such stockholders at the Stockholders’ Meeting (clause (iii), the “Board Recommendation”); and
WHEREAS, upon the effectiveness of this Amendment, the Parties shall execute and deliver the TRA Termination and Release in the form attached hereto as Schedule 1 (the “TRA Termination and Release”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the TRA Amendment Parties hereto agree as follows:
1.Effective Time of Amendment. This Amendment shall become effective only upon, and its effectiveness shall be expressly conditioned on, satisfaction of the conditions set forth in Section 3 hereof.
2.Amendments to TRA. Upon the effectiveness of this Amendment, the TRA shall be amended as follows:
a.The following shall be added at the end of Section 4.1(a) of the TRA:
“From and after the date of the Unaffiliated Stockholder Approval, the Corporate Taxpayer shall have an obligation to pay, or cause to be paid, to each TRA Party an amount equal to the amount set forth opposite such Person’s name on Exhibit A to Amendment No. 1 (each, a “Settlement Payment” and collectively, the “Settlement Payments”). Any Tax Benefit Payments made to a TRA Party following November 4, 2024 shall be treated as an offset against and reduce on a dollar-for-dollar basis, such TRA Party’s respective Settlement Payment. The Corporate Taxpayer shall pay, or cause to be paid, each TRA Party’s Settlement Payment no later than ten (10) Business Days after the return by such TRA Party to the Corporate Taxpayer of a counterpart signature page to the TRA Termination and Release. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Article III and this Article IV, from and after the date of the Unaffiliated Stockholder Approval, the Corporate Taxpayer’s sole and exclusive payment obligations under this Agreement in respect of each TRA Party shall be to pay, or cause to be paid, to such TRA Party, such Person’s Settlement Payment. Notwithstanding anything further to the contrary in this Agreement, including, without limitation, Article III and this Article IV, from and after the date of the Unaffiliated Stockholder Approval the Corporate Taxpayer will have no further payment obligations (past, current or future) to the TRA Parties under this Agreement upon the payment of all of the Settlement Payments pursuant to this Agreement.”
b.The following shall be added as a new Section 4.4 of the TRA:
“Section 4.4 Tax Treatment. The Parties intend that, for U.S. federal and other applicable tax purposes, each Settlement Payment shall be treated (i) with respect to each Blocker TRA Party, as additional consideration for the Blocker Exchange, (ii) with respect to a TRA Party to the extent allocable to a prior Exchange (as set out in the Settlement Payment Schedule), as additional consideration for the purchase by the Corporate Taxpayer of the applicable Units previously Exchanged, (iii) with respect to a TRA Party to the extent allocable to Units that have not been Exchanged (as set out in the Settlement Payment Schedule), as a payment attributable to the termination of a right or obligation with respect to such Units subject to Section 1234A of the Code, and (iv) with respect to a Person with a TRA Bonus Agreement, as compensation for services. The Parties agree to file all tax returns and take all tax positions consistently with such treatment, except as required by a determination that is final within the meaning of Section 1313(a) of the Code, as amended, or other corresponding provision of applicable law. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable TRA Party. The Corporate Taxpayer will use commercially reasonable efforts to provide advance notice to the TRA Representative and the applicable TRA Party of any expected deduction and withholding with respect to payments described in clauses (i) through (iii) of the first sentence of this Section 4.4, describe the basis for any determination that such deduction and withholding is required by law and use commercially reasonable efforts to cooperate with the TRA Representative and the applicable TRA Party to minimize the amount of any such required deduction and withholding.”
c.The following shall be added to Section 1.1 of the TRA:
“Amendment No. 1” means that certain Amendment No. 1 to the Tax Receivable Agreement entered into as of November 4, 2024, by and among the Corporate Taxpayer and the undersigned parties thereto.

“Stockholders’ Meeting” means the meeting of the stockholders of the Corporate Taxpayer (including any adjournment, postponement or other delay thereof) to be held to consider the approval by the Unaffiliated Stockholders of the TRA Amendment (including the Settlement Payments made to each of the TRA Parties in respect thereof).
“Unaffiliated Stockholders” means the stockholders of the Corporate Taxpayer other than (i) the TRA Parties, (ii) any members of the Board who are employees of a TRA Party or its Affiliates, (iii) any officer of the Corporate Taxpayer (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended) and, without duplication, any officer who, as a result of the Settlement Payments made to the TRA Parties, receives a bonus payment pursuant to the tax receivable agreement bonus letters, each dated as of September 28, 2021, between the Corporate Taxpayer and each such officer and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing.
“Unaffiliated Stockholder Approval” means the approval of (i) the TRA Amendment and (ii) the Settlement Payments made in respect thereof, in each case, by an affirmative vote of the majority of the outstanding common stock held by the Unaffiliated Stockholders.”
3.Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the satisfaction or, to the extent permitted by applicable law and solely for the condition set forth in Section 3(b), waiver of, the following:
a.the Unaffiliated Stockholder Approval shall have been obtained; and
b.no governmental authority having jurisdiction over the TRA or the Company shall have issued any order or other action that is in effect restraining, enjoining or otherwise prohibiting the effectiveness of this Amendment and no applicable law that makes the effectiveness of this Amendment illegal or otherwise prohibited shall be in effect.
4.Proxy Statement; Stockholders’ Meeting.
a.Preparation. Following the execution of this Amendment, the Company shall, in accordance with applicable law and the Company’s governing documents, duly set a record date for, call, give notice of, convene and hold the Stockholders’ Meeting. The Company shall prepare and file with the United States Securities and Exchange Commission (the “SEC”) a preliminary proxy statement to be sent to stockholders of the Company in connection with the Stockholders’ Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”). The Company will provide the TRA Party Representative and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to the additions, deletions or changes suggested by the TRA Party Representative or its counsel. The Company shall (i) include the Board Recommendation in the Proxy Statement and (ii) following the mailing of the Proxy Statement, use reasonable best efforts to solicit proxies to obtain the Unaffiliated Stockholder Approval. Promptly following the earlier of (A) the expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act if by such date the SEC has not informed the Company it intends to review the Proxy Statement and (B) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the SEC provides confirmation to the Company that it has completed its review of the Proxy Statement, the Company will cause the Proxy Statement in definitive form to be mailed to the stockholders of the Company.
b.Mutual Assistance. The Company and the TRA Party Representative will cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company as of the record date established for the Stockholders’ Meeting. The parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and will supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.
c.Adjournment of Stockholders’ Meeting. Notwithstanding anything to the contrary in this Agreement, the Company, acting at the direction of the Special Committee, shall be permitted to postpone or adjourn the Stockholders’ Meeting if the Company believes it is necessary, appropriate or advisable to do so.
5.Effect. The TRA, as amended (subject to the Unaffiliated Stockholder Approval), is hereby confirmed in all respects and shall remain in full force and effect pursuant to the terms thereof; provided, however, if the Unaffiliated Stockholder Approval is not obtained, then this Amendment shall terminate and become null and void and of no effect.
6.Termination. Prior to the satisfaction of the condition set forth in Section 3(a) hereof, this Amendment may be terminated at any time prior to the receipt of the Unaffiliated Stockholder Approval only as follows:
a.by mutual written consent of the Company and the TRA Party Representative;
b.by either the Company or the TRA Party Representative upon written notice to the other party in the event that the Company fails to obtain the Unaffiliated Stockholder Approval at the Stockholders’ Meeting; and
c.by either the Company or the TRA Party Representative by written notice to the other party if the Unaffiliated Stockholder Approval has not been obtained by 11:59 p.m. Eastern time on May 1, 2025.
In the event that this Amendment is terminated pursuant to the foregoing clauses (a-c), it shall become void and of no effect without liability of any party. For the avoidance of doubt, if this Amendment is terminated, the TRA shall remain in full force and effect in accordance with its terms unaffected by this Amendment.
7.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to the Company, to:
Clearwater Analytics Holdings, Inc.
777 W. Main Street
Suite 900
Boise, Idaho 83702
Attention:    Alphonse Valbrune, Chief Legal Officer
Email:    *****
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    Constantine N. Skarvelis, P.C.; David B. Feirstein, P.C.; Ross M. Leff, P.C.;

    Marshall P. Shaffer, P.C.
Email:    *****
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:    Joshua M. Zachariah; Michael R. Patrone
Email:    *****
If to the TRA Party Representative, to the respective address, fax number and email address set forth in the records of OpCo or the Company, as applicable.
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:    Scott Abramowitz; David Hennes; Craig Marcus
Email:    *****
8.Miscellaneous.
a.Entire Agreement. This Amendment, the TRA and the TRA Termination and Release constitute the entire agreement among the TRA Amendment Parties that may have related in any way to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including any related discussions), among the TRA Amendment Parties with respect to the subject matter hereof.
b.Rules of Construction. The TRA Amendment Parties hereto agree that they have been represented by counsel or had the opportunity to consult with counsel during the negotiation and execution of this Amendment and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
c.Waivers. No waiver of any breach of any of the terms of this Amendment shall be effective unless such waiver is made expressly in writing and executed and delivered by the Party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
d.Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the TRA Amendment Parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the TRA Amendment Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

e.No Third-Party Beneficiaries. Nothing in this Amendment, expressed or implied, is intended to confer on any Person other than the TRA Amendment Parties hereto or their respective successors and assigns any rights, remedies, or liabilities under or by reason of this Amendment; provided that each of the TRA Parties (as defined in the TRA) is an express and intended third party beneficiary of this Amendment.
f.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.
g.Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the TRA Amendment Parties and delivered to the other TRA Amendment Parties, it being understood that all TRA Amendment Parties need not sign the same counterpart. Delivery of an executed signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Tax Receivable Agreement as of the date first written above.
COMPANY:
Clearwater Analytics Holdings, Inc.
By:/s/ Jim Cox
Name: Jim Cox
Title: Chief Financial Officer
OPCO:
CWAN Holdings, LLC
By:/s/ Jim Cox
Name: Jim Cox
Title: Chief Financial Officer
TRA PARTIES:
WCAS GP CW LLC
By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member
WCAS XII CARBON ANALYTICS ACQUISITION, L.P.
By: WCAS XII Associates LLC, its General Partner
By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member
WCAS XIII CARBON ANALYTICS ACQUISITION, L.P.
By: WCAS XIII Associates LLC, its General Partner
By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member
WELSH, CARSON, ANDERSON & STOWE XII, L.P.
By: WCAS XII Associates LLC
Its: General Partner
By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member

WELSH, CARSON, ANDERSON & STOWE XII DELAWARE L.P.
By: WCAS XII Associates Cayman, L.P.
Its: General Partner
By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member
WELSH, CARSON, ANDERSON & STOWE XII DELAWARE II, L.P.
By: WCAS XII Associates LLC
Its: General Partner
By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member
WELSH, CARSON, ANDERSON & STOWE XII CAYMAN, L P.
By: WCAS XII Associates Cayman, L.P.
Its: General Partner
By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member
WCAS XII CARBON INVESTORS, L.P.
By: WCAS XII Associates LLC, its general partner
By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member
WCAS XIII CARBON INVESTORS, L.P.
By: WCAS XIII Associates LLC, its general partner
By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member
WCAS XIII, L.P.
By: WCAS XIII Associates LLC, its general partner

By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member
WCAS XIII CAYMAN, L.P.
By: WCAS XIII Associates LLC, its general partner
By:/s/ Christopher W. Solomon
Name: Christopher W. Solomon
Title: Managing Member
GALIBIER PURCHASER LLC
By:/s/ Cedric Pedoni
Name: Cedric Pedoni
Title: Authorized Signatory
WP CA HOLDCO, L.P.
By: WP CA Holdco GP, LLC
Its: General Partner
By:/s/ Harsha Marti
Name: Harsha Marti
Title: Vice President and Assistant Secretary

Exhibit A
Settlement Payment Schedule

Schedule 1
TRA TERMINATION AND RELEASE
THIS TRA TERMINATION AND RELEASE (this “Release”), is entered into as of [•], 2024 (the “Effective Date”) by and between Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Company”), and the TRA Party listed on the signature page hereto (the “TRA Party”).
RECITALS
WHEREAS, the TRA Party has certain rights under that certain Tax Receivable Agreement, dated as of September 28, 2021, by and among the Company, Opco and, without duplication, each of the TRA Parties (the “Original Tax Receivable Agreement”), as amended November 4, 2024 (such amendment, the “TRA Amendment” and the Original Tax Receivable Agreement as amended, restated, supplemented or otherwise modified from time to time (including pursuant to the TRA Amendment), the “TRA”);
WHEREAS, the TRA Parties and the Company propose to terminate all other past, present, and future obligations under the TRA (except as expressly provided herein) on the terms and subject to the conditions set forth herein;
WHEREAS, the TRA Party desires to disclaim any future rights or interests to receive payments under the TRA in exchange for such TRA Party’s Settlement Payment; and
NOW, THEREFORE, in consideration of the payments and mutual releases contemplated hereby and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
TERMINATION AND RELEASE
1.Definitions. Capitalized terms used and not defined in this Release (including the preamble and the Recitals hereto) shall have the respective meaning assigned to them in the TRA.
2.Settlement Payment. As consideration for the complete and full termination of the Company’s obligations (past, current or future) under the TRA and relinquishing all rights thereunder as further provided in this Release, the Company agrees to pay, or cause to be paid, the TRA Party’s Settlement Payment at the time set forth in Section 3.
3.Timing of Payment. Subject to the effectiveness of the TRA Amendment, the Company shall pay, or cause to be paid, the TRA Party’s Settlement Payment, as set forth opposite such TRA Party’s name on the Settlement Payment Schedule attached hereto as Exhibit A, via wire transfer to accounts set forth in written wiring instructions provided by the TRA Party no later than ten (10) Business Days after the return of an executed counterpart signature page to this Release by the TRA Party to the Company.
4.Full and Complete Termination of TRA Obligations. The parties hereby acknowledge and agree as follows:
a.Termination of TRA Obligations. Notwithstanding anything contained in the TRA to the contrary, effective upon payment by the Company to the TRA Party of its Settlement Payment, the parties hereto agree that, as between the parties, the TRA shall be cancelled and terminated in its entirety, shall become null and void and shall be of no further force or effect, provided, however, that Sections 4.4 (Tax Treatment), 6.1 (Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters), 6.2 (Consistency), 6.3 (Cooperation), 7.1 (Notices), 7.4 (Governing Law), 7.8 (Resolution of Disputes) and 7.12 (Confidentiality) of the TRA (collectively, the “Surviving TRA Terms”) shall survive and remain in effect. For purposes of any notices to be provided pursuant to Section 7.1 of the TRA, the address of the TRA Party is revised as provided with the TRA Party’s signature set forth below.

b.Waiver of Notices; No Early Termination Notice. Notwithstanding any other provisions of this Release or the TRA to the contrary, the TRA Party, effective upon, and subject to, payment to the TRA Party of the TRA Party’s Settlement Payment, waives any past, present or future obligations of the Company to provide any notices to the TRA Party pursuant to the TRA. For the avoidance of doubt, notwithstanding any other provisions of this Release or the TRA to the contrary, the parties agree that entering into this Release does not constitute an Early Termination Notice.
c.Withholding. The Company shall be entitled to deduct and withhold from any payment payable pursuant to this Release such amounts as the Company is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by the Company, such withheld amounts shall be treated for all purposes of this Release as having been paid to the applicable TRA Party. The TRA Party shall promptly provide the Company with any applicable tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8 (together with any applicable attachments)) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the United States Internal Revenue Code of 1986, as amended or any provision of United States state and local law.
5.Mutual Release.
a.TRA Party’s Release of Claims. The TRA Party effective upon, and subject to, payment to the TRA Party of the TRA Party’s Settlement Payment generally, irrevocably, unconditionally and completely releases and forever discharges the Company, the TRA Party Representative and its and their former, current and future direct or indirect equityholders, and controlling persons, shareholders, members, general or limited partners, subsidiaries, affiliates, officers, directors, managers, trustees, employees, counsel, accountants, agents, financial advisers, consultants, insurers, heirs, administrators and executors of any of the foregoing, and its and their respective successors and assigns (collectively, “Company Released Parties”), from any and all disputes, claims, charges, losses, amounts owed, assessed interest, penalties, damages, taxes, costs, expenses, controversies, demands, rights, liabilities, suits, proceedings, actions or causes of action of every kind and nature (collectively, “Claims”) that the TRA Party has had in the past, now has or might have, whether known or unknown, arising out of or relating to the TRA, except for Claims (x) arising out of or relating to the Company’s obligation to make Settlement Payments to the TRA Party and (y) relating to future obligations of the Company Released Parties in respect of Surviving TRA Terms that arise following the date hereof. The TRA Party hereby agrees that the TRA Party shall not and shall cause any controlled affiliates not to initiate or file any lawsuit of any kind whatsoever or any complaint or charge against the Company or any of the other Company Released Parties with respect to the matters released and discharged hereby.
b.Company Release of Claims. The Company generally, irrevocably, unconditionally and completely releases and forever discharges the TRA Party, the TRA Party Representative and its and their former, current and future direct or indirect equityholders, controlling persons, shareholders, members, general or limited partners, subsidiaries, affiliates, officers, directors, managers, trustees, employees, counsel, accountants, agents, financial advisers, consultants, insurers, heirs, administrators and executors of any of the foregoing, and its and their respective successors and assigns (collectively, “TRA Released Parties”), from any and all Claims that Company has had in the past, now has or might have, whether known or unknown, arising out of or relating to the TRA, except for Claims relating to future obligations of the TRA Party in respect of the Surviving TRA Terms that arise following the date hereof. The Company hereby agrees that the Company shall not and shall cause any controlled affiliates not to initiate or file any lawsuit of any kind whatsoever or any complaint or charge against the TRA Party or any of the other TRA Released Parties with respect to the matters released and discharged hereby.

c.Release of Unknown Claims. Each Party acknowledges that it has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Being aware of said code section, each party agrees to expressly waive any rights it may have thereunder, as well as under any statute or common law principles of similar effect only with respect to the released matters set forth in this release.
The invalidity or unenforceability of any party of this release shall not affect the validity or enforceability of the remainder of this release or any other term of this release, which shall remain in full force and effect.
6.Representations, Warranties and Covenants of the TRA Party. The TRA Party represents, warrants and covenants to the Company the following:
a.Authority. The TRA Party has full power and authority to enter into this Release and this Release constitutes valid and legally binding obligations of the TRA Party, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.
b.Title to and No Assignment of TRA Rights. The TRA Party has good and marketable title to its right to receive certain payments and other rights as expressly provided under the TRA (the “TRA Rights”) and the TRA Party has not, directly or indirectly, assigned or transferred or purported to assign or transfer to any Person any of the TRA Rights or any portion thereof. No Person has any outstanding option or preemptive or similar right to purchase any of TRA Rights.
c.Consents. No consent, approval, qualification, order or authorization of, or filing with, any Person (other than the Company) is required on the part of the TRA Party in connection with the TRA Party’s valid execution, delivery or performance of this Release.
7.Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the TRA Party the following:
a.Authority. The Company has full power and authority to enter into this Release, and this Release constitutes a valid and legally binding obligation of the Company, enforceable in accordance with it terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.
b.Consents. No consent, approval, qualification, order or authorization of, or filing with, any Person is required on the part of the Company in connection with the Company’s valid execution, delivery or performance of this Release.
8.Further Assurances. If any further action is reasonably necessary to carry out the intent and purpose of this Release, then each Party shall take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose, including executing any agreement or providing additional information, documents and other materials for purposes of preparing any financial statement, preparing any tax return or contesting or defending any audit, examination or controversy in connection with the transactions contemplated by this Release.

9.Public Disclosures.
a.Disclosure Restrictions. Nothing in this Release shall limit a Party’s ability to make such disclosures regarding this Release or the transactions contemplated by this Release including, without limitation, filing this Release with the Securities and Exchange Commission, or any other comparable foreign, domestic, state and local securities regulatory authority to which the Company is subject, to the extent required, taking into account the advice of such Party’s counsel, to comply with applicable law, including federal securities laws, rules or regulations or the requirements of any exchange on which a Party’s (or its affiliate’s) securities may be listed, quoted or traded.
b.Non-Compliance with Disclosure Restrictions. Each Party shall be liable for any failure of its affiliates or representatives to comply with the Surviving TRA Terms and the restrictions set forth under Section 9(a).
10.Authority to Execute Release. By signing below, each Party warrants and represents that the Person signing this Release on its behalf has authority to bind that Party and that the Party’s execution of this Release is not in violation of any by-law, covenants and/or other restrictions placed upon them.
11.Costs and Expenses. Each Party shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated by this Release.
12.Governing Law. This Release shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles that would mandate the application of the laws of another jurisdiction.
13.Entire Agreement; No Third Party Beneficiaries. Subject to and except as may be specifically provided herein, this Release constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Release shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Release, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Release.
14.Disclaimer of Reliance. EACH PARTY EXPRESSLY WARRANTS THAT HE, SHE, OR IT HAS CAREFULLY READ THIS RELEASE (INCLUDING THIS DISCLAIMER OF RELIANCE SET FORTH IN APPROPRIATELY CONSPICUOUS LANGUAGE) AND ANY EXHIBITS ATTACHED TO THIS RELEASE, UNDERSTANDS THEIR CONTENTS, AND SIGNS THIS RELEASE AS HIS, HER, OR ITS OWN FREE ACT. EACH PARTY EXPRESSLY WARRANTS THAT NO PROMISE OR RELEASE WHICH IS NOT HEREIN EXPRESSED HAS BEEN MADE TO HIM, HER, OR IT IN EXECUTING THIS RELEASE, AND THAT HE, SHE, OR IT IS NOT RELYING UPON (INDEED, EXPRESSLY DISCLAIMS RELIANCE UPON) ANY STATEMENT OR REPRESENTATION OF ANY PARTY OR ANY AGENT OF THE PARTIES BEING RELEASED HEREBY. EACH PARTY AGREES THIS IS AN ARM’S-LENGTH TRANSACTION (NO FIDUCIARY RELATIONSHIP EXISTS) AND IS RELYING SOLELY ON HIS, HER, OR ITS OWN JUDGMENT, AND EACH PARTY HAS BEEN REPRESENTED BY, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY BUT IS OF THEIR OWN FREE WILL NOT REPRESENTED BY, LEGAL COUNSEL IN THIS MATTER, AS WELL AS CONSULT WITH ANY FINANCIAL, TAX OR OTHER ADVISORS. ANY PARTY WHO IS UNREPRESENTED COVENANTS THAT HE, SHE, OR IT HAS READ THE ENTIRE CONTENTS OF THIS RELEASE IN FULL, AND IS AWARE OF THE LEGAL CONSEQUENCES OF THIS RELEASE.
15.Counterparts. This Release may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Release by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Release.
16.Severability. If any provision of this Release becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Release, and such court will replace such illegal, void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Release shall be enforceable in accordance with its terms.
[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this TRA Termination and Release as of the Effective Date.
COMPANY:
Clearwater Analytics Holdings, Inc.
By:
Name:
Title:
OPCO:
CWAN Holdings, LLC
By:
Name:
Title:
TRA PARTY:
[•]
By:
Name:
Title:

Exhibit A
Settlement Payments

ANNEX B — OPINION OF MOELIS & COMPANY LLC

October 28, 2024
Special Committee of the Board of Directors
Clearwater Analytics Holdings, Inc.
770 W. Main Street, Suite 900
Boise, ID 83702
Members of the Special Committee:
You have requested our opinion as to the fairness, from a financial point of view, to Clearwater Analytics Holdings, Inc. (the “Company”), other than to the TRA Parties (as defined in the Tax Receivable Agreement), of the Aggregate Settlement Payments (as defined below) to be paid by the Company pursuant to (a) Amendment No. 1 (the “Amendment”) to the Tax Receivable Agreement (as defined below) to be entered into by and among the Company, CWAN Holdings, LLC (“OpCo”) and each of the TRA Amendment Parties (as defined in the Amendment) named therein and (b) the TRA Bonus Agreements (as defined below). As more fully described in the Amendment, the Company will make a one-time aggregate payment to the TRA Parties of $69,165,000 in cash and to certain executives of the Company party to a TRA Bonus Agreement (the “TRA Executives”) of $3,335,000 in cash (such aggregate cash amount of $72,500,000, the “Aggregate Settlement Payments”), and with such payments, (i) the TRA Parties will have no further rights to receive payments (past, current or future) under the Tax Receivable Agreement, (ii) the Company will have no further payment obligations (past, current or future) to the TRA Parties under the Tax Receivable Agreement (the “Transaction”), and (iii) accordingly, the TRA Executives will no longer be entitled to receive any payments under the TRA Bonus Agreements.
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts of U.S. taxable income of the Company provided to or discussed with us by the management of the Company calculated (x) pursuant to generally accepted accounting principles (“GAAP”) for purposes of determining the amount of the TRA deferred tax assets and corresponding TRA liabilities on the Company’s balance sheet and (y) under the Internal Revenue Code of 1986 for purposes of determining the TRA payments the Company is obligated to pay under the TRA to the TRA Parties (including payments under the TRA Bonus Agreements to TRA Executives) for the five-year period ending December 2029 (the “Management Forecasts”); (iii) reviewed certain internal information relating to forecasted payments under the Company’s TRA obligations (including under the TRA Bonus Agreements) relating to the corresponding periods of the Management Forecasts, provided to or discussed with us by the Special Committee of the Board of Directors of the Company (the “Special Committee”) and its tax advisors (the “Projected TRA Payments”); (iv) conducted discussions with members of the senior management and advisors and other representatives of the Company, as well as members of the Special Committee and the Special Committee’s tax advisors concerning the information described in clauses (i) through (iii) of this paragraph, as well as the businesses and prospects of the Company generally; (v) reviewed the financial terms of certain other transactions that we deemed appropriate; (vi) reviewed (a) the Tax Receivable Agreement, dated as of September 28, 2021 (the “Tax Receivable Agreement” or “TRA”), between the Company, OpCo and each of the TRA Parties named therein; (b) form of TRA Bonus Agreement (the “TRA Bonus Agreement”) between the Company and the Company executives party thereto; (c) a draft labelled “Final Form” of the Amendment; and (d) a draft labelled “Execution Version” of the form of TRA Termination and Release (the “TRA Release” and, together with the Amendment, the “Transaction Agreements”) by and between the Company and each TRA Party (as defined therein); (vii) participated in certain discussions and negotiations among representatives of the Special Committee,

399 Park Avenue | 4th Floor | New York, NY 10022
Moelis & Company LLC doing business as Moelis

Welsh, Carson, Anderson & Stowe (“Welsh Carson”) and their respective advisors; and (viii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. The Transaction Agreements, together with the TRA and the TRA Bonus Agreements, are referred to herein as the “Agreements”.
In connection with our analysis and opinion, we have relied on the information supplied to, discussed with or reviewed by us being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any such information). We have also relied on the representation of the Company’s management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters, including the amount of TRA obligations reflected in the financial statements of the Company under GAAP. With respect to the Management Forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. With respect to the Projected TRA Payments referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future TRA Payments to be made by the Company, and you have directed us to use such Projected TRA Payments for purposes of our analyses and opinion. We have also assumed, at your direction, that the Company will be obligated to make payments under the TRA (and TRA Bonus Agreements) of no less than the Projected TRA Payments at the times and in the amounts projected. We express no views as to the reasonableness of the Management Forecasts or the Projected TRA Payments or the assumptions on which they are based. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company (other than the estimated value of the Projected TRA Payments underlying our analyses and opinion), nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. Our opinion does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of the Agreements or any aspect or implication of the Transaction, except for the fairness of Aggregate Settlement Payments from a financial point of view to the Company, other than to the TRA Parties. We are not expressing any opinion as to fair value, viability or the solvency of the Company following the closing of the Transaction. In rendering this opinion, we have assumed that the final executed form of the draft Transaction Agreements will not differ in any material respect from the drafts that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreements are accurate and correct, and that the parties to the Agreements will comply with all the material terms of the Agreements. We have assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof. As you are aware, interest rates have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the value of the Projected TRA Payments.
We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company. In the past two years prior to the date of the engagement letter, dated April 3, 2024, among the Company, the Special Committee and us (the “Engagement Letter”), we have not provided investment banking and other services to the Company. In the future, we may provide such services to the Company and would expect to receive compensation for such services. In the past three years prior to the date of the

Engagement Letter, we acted as financial advisor to an affiliate of Welsh Carson in a sell-side transaction. In the past three years prior to the date of the Engagement Letter, we acted as financial advisor to: (i) Warburg Pincus LLC and/or its affiliates in two buy-side transactions, and (ii) Permira Advisers LLC in connection with four investment transactions.
This opinion is for the use and benefit of the Special Committee (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Aggregate Settlement Payments or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Aggregate Settlement Payments to be paid by the Company in the Transaction is fair from a financial point of view to the Company, other than the TRA Parties.
Very truly yours,
/s/ Moelis & Company LLC
MOELIS & COMPANY LLC

CLEARWATER ANALYTICS
P.O. BOX 8016, CARY, NC 27512-9903

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Clearwater Analytics Holdings, Inc.

Special Meeting of Stockholders

For Stockholders of record as of November 18, 2024

Friday, December 20, 2024 2:30 PM, Eastern Time

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The undersigned hereby appoints Sandeep Sahai and Alphonse Valbrune (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Clearwater Analytics Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

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CLEARWATER ANALYTICS

Clearwater Analytics Holdings, Inc. Special Meeting of Stockholders

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